     As filed with the Securities and Exchange Commission on May 22, 2002


                                                     Registration No. 333-87894

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                    ENTRAVISION COMMUNICATIONS CORPORATION*
            (Exact Name of Registrant as Specified in Its Charter)

                               -----------------

                                   Delaware
                        (State or Other Jurisdiction of
                        Incorporation or Organization)

    2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404
                                (310) 447-3870
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               -----------------


                                Walter F. Ulloa
                     Chairman and Chief Executive Officer
    2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404
                                (310) 447-3870
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copy to:

                            Lance Jon Kimmel, Esq.
                                Foley & Lardner
                     2029 Century Park East, 35/th/ Floor
                         Los Angeles, California 90067
                      (310) 277-2223; Fax: (310) 557-8475

                               -----------------


   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement, as determined by the Registrants.

* The companies listed on the next page are also included in this Registration Statement on Form S-3 as additional Registrants.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_] _

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act"), or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to said Section 8(a), may determine.

================================================================================

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                     Number/Amount     Proposed Maximum   Proposed Maximum
Title of Each Class of Securities of Securities to be Offering Price Per Aggregate Offering    Amount of
        to be Registered              Registered          Unit/Share           Price        Registration Fee
------------------------------------------------------------------------------------------------------------
   Class A Common Stock, par
     value $.0001 per share......          (1)(2)
------------------------------------------------------------------------------------------------------------
   Preferred Stock, par value
     $.0001 per share............          (1)(2)
------------------------------------------------------------------------------------------------------------
   Debt Securities...............          (1)(2)
------------------------------------------------------------------------------------------------------------
   Warrants to purchase any of
     the foregoing securities....          (1)(2)
------------------------------------------------------------------------------------------------------------
   Guarantees of Debt
     Securities by subsidiary
     guarantors..................          (1)(3)
------------------------------------------------------------------------------------------------------------
   Total.........................     $500,000,000(4)        100%(5)        $500,000,000(4)     $46,000(6)

================================================================================
(1) Such indeterminate number or amount of Class A common stock, preferred stock, warrants, senior and subordinated debt securities and junior subordinated debentures, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2) Subject to note (4) below, this Registration Statement also covers the indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, preferred stock or debt securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the preferred stock or debt securities.
(3) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.
(4) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The amount represents the offering price of any common stock or preferred stock, the principal amount of any debt securities issued at their stated principal amount and the issue price rather than the principal amount of any debt securities issued at an original issue discount. The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the Registrant shall be equal to the above amount to be registered. Any offering of securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of the securities at the time of initial offering. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.
(5) The Registrants will determine the proposed maximum offering price per unit/share from time to time in connection with issuance of the securities registered hereunder, except Class A common stock.

(6) Previously paid.

                       TABLE OF ADDITIONAL REGISTRANTS*

   The following direct and indirect subsidiaries of Entravision Communications Corporation may guarantee certain debt securities and are additional Registrants under this Registration Statement:

                                                                                I.R.S. Tax
                                                              Jurisdiction of Identification
               Name of Additional Registrants                    Formation        Number
               ------------------------------                 --------------- --------------
Entravision-Texas Limited Partnership........................     Texas         75-3010492
Entravision Communications Company, L.L.C....................    Delaware       95-4566568
Los Cerezos Television Company...............................    Delaware       52-1189716
The Community Broadcasting Company of San Diego, Incorporated   California      33-0459185
Arizona Radio, Inc...........................................    Delaware       88-0305822
Latin Communications Inc.....................................    Delaware       13-3803229
EMI Sacramento Radio, Inc....................................   California      94-3203998
EMI Los Angeles Radio, Inc...................................   California      94-3204573
Portland Radio, Inc..........................................   Washington      94-1535545
Sextant Broadcasting Company.................................     Nevada        74-2863309
Metro Mix, Inc...............................................    Illinois       77-0312419
Norte Broadcasting, Inc......................................   California      77-0396152
Norte Broadcasting of Colorado, Inc..........................    Illinois       84-1331211
Norte Broadcasting of Nevada, Inc............................     Nevada        77-0528415
Norte Broadcasting of New Mexico, Inc........................   New Mexico      85-0443591
Pacifico Broadcasting, Inc...................................   California      77-0396144
Radio Exito, Inc.............................................     Nevada        95-4042631
Sur Broadcasting, Inc........................................   California      77-0396146
Sur Broadcasting of Colorado, Inc............................    Illinois       84-1331212
SUR Broadcasting of New Mexico, Inc..........................   New Mexico      85-0443590
New WNDZ, Inc................................................    Indiana        94-3304925
WZCO Broadcasting, Inc.......................................    Illinois       68-0383575
WRZA Broadcasting, Inc.......................................    Illinois       94-3408168
KZLZ Broadcasting, Inc.......................................    Arizona        86-0763314
KZFO Broadcasting, Inc.......................................   California      68-0297991
KZPZ Broadcasting, Inc.......................................    Arizona        86-0765958
KZMS Broadcasting, Inc.......................................   California      68-0302619
KZST Broadcasting, Inc.......................................   California      91-1859740
KHZZ Broadcasting, Inc.......................................   California      68-0418529
WLQY Broadcasting, Inc.......................................    Delaware       68-0425099
Glendale Broadcasting, Inc...................................    Arizona        68-0448527
Vista Media Group, Inc.......................................    Delaware       95-4649086
Vista Media Group of New York, Inc...........................    Delaware       95-4787923
Seaboard Outdoor Advertising Co., Inc........................    New York       11-1749041
Sale Point Posters, Inc......................................    New York       11-1843539
Vista Outdoor Advertising, Inc. (N.Y.).......................    Delaware       22-3588067
Vista Outdoor Advertising, Inc. (CAL.).......................    Delaware       33-0809347
Entravision-Texas L.P., Inc..................................    Delaware       04-3589346
Entravision San Diego, Inc...................................   California      33-0921979
Aspen FM, Inc................................................    Colorado       91-0253467
Latin Communications Group Inc...............................    Delaware       13-4006852
VEA Acquisition Corp.........................................    Delaware       36-3831904
Latin Communications EXCL Inc................................    Delaware       13-3903913
EXCL Holdings, Inc...........................................    Illinois       36-3835795

                                                                I.R.S. Tax
                                              Jurisdiction of Identification
         Name of Additional Registrants          Formation        Number
         ------------------------------       --------------- --------------
   EXCL Communications, Inc..................    Illinois       36-3837414
   Embarcadero Media, Inc....................    Delaware       94-3085344
   Riverside Radio, Inc......................   California      94-4439507
   Meridian Communications Company...........     Nevada        68-0337137
   Z-Spanish Media Corporation...............    Delaware       68-0415278
   NEWKKSJ, Inc..............................   California      94-3304924
   Personal Achievement Radio, Inc...........    Delaware       77-0413668
   KPPC Radio, Inc...........................   California      22-2504898
   KZPZ License Corporation..................    Arizona        68-0403986
   KZCO Broadcasting, Inc....................   California      68-0353419
   Oroville Radio, Inc.......................   California      94-2184949
   KTLR Broadcasting, Inc....................     Texas         74-2801790
   KZSL Broadcasting, Inc....................   California      52-2152716
   Entravision-Texas G.P., LLC...............    Delaware       04-3589346
   Entravision Communications Of Midland, LLC    Delaware       75-2745798
   Entravision, L.L.C........................    Delaware       95-4635405
   Entravision-El Paso, L.L.C................    Delaware       95-4635149
   Vista Television, Inc.....................   California      33-0622519
   Channel Fifty Seven, Inc..................   California      33-0637781

--------
* The address for each of the additional Registrants is 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, telephone number
   (310) 447-3870. The primary standard industrial classification number for each of the additional Registrants is 4833.


                                 EXPLANATORY NOTE



   This Amendment No. 1 to the Registration Statement on Form S-3 (SEC File No. 333-87894), filed with the Commission on May 9, 2002 (the "Original Filing"), is being filed for the purpose of expressly incorporating by reference into the Original Filing our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (SEC File No. 001-15997), filed with the Commission on May 14, 2002.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                   SUBJECT TO COMPLETION DATED MAY 22, 2002


PROSPECTUS

                                 $500,000,000

                          ENTRAVISION COMMUNICATIONS
                                  CORPORATION

                             CLASS A COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                   WARRANTS


   This prospectus is part of a shelf registration statement which Entravision Communications Corporation has filed with the Commission. Under the shelf registration statement, we may offer: shares of our Class A common stock; shares of preferred stock; unsecured debentures, notes, bonds or other evidences of indebtedness; and warrants to purchase shares of our Class A common stock, preferred stock or debt securities (the "Registered Securities"). The Registered Securities will have an aggregate initial public offering price of not more than $500,000,000, including the U.S. dollar equivalent if the initial public offering of such Registered Securities is denominated in one or more foreign currencies, foreign currency units or composite currencies.

   Under the shelf registration process, we may sell the Registered Securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Our debt securities may be issuable in global form, in registered form without coupons attached or in bearer form with or without coupons attached.

   Our Class A common stock is traded on The New York Stock Exchange under the symbol "EVC." The last reported sale price for our Class A common stock on May 3, 2002 was $14.58 per share.

   In addition to Class A common stock, we also have shares of Class B common stock and Class C common stock issued and outstanding. The rights of holders of each of these classes of common stock differ with respect to some aspects of voting, convertibility and transfer. See "Description of Capital Stock." We will not offer or sell any shares of Class B common stock or Class C common stock using this prospectus.

   This prospectus provides a general description of the securities we may offer. Each time we sell shares of our Class A common stock, preferred stock, a particular series of debt securities or warrants, we will provide a prospectus supplement, which will contain the specific terms of the securities being offered at that time.

   This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the Registered Securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the Registered Securities. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find More Information."

   The Registered Securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Registered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable prospectus supplement. None of the Registered Securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the Registered Securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

   The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

   In this prospectus, unless otherwise indicated, the words "Entravision," "our," "us" and "we" refer to Entravision Communications Corporation and its subsidiaries.

                               -----------------

   You should carefully consider each of the risk factors described under "Risk Factors" beginning on page 6 of this prospectus.

                               -----------------

   Neither the Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

               The date of this prospectus is             , 2002

                               TABLE OF CONTENTS

                                                        Page
                                                        ----
                    Forward-Looking Statements.........   1
                    The Company........................   1
                    Risk Factors.......................   6
                    Use of Proceeds....................  21
                    Ratio of Earnings to Fixed Charges.  21
                    Dilution...........................  22
                    Description of Capital Stock.......  22
                    Description of Debt Securities.....  28
                    Description of Guarantees..........  39
                    Description of Warrants............  39
                    Plan of Distribution...............  42
                    Legal Matters......................  43
                    Experts............................  43
                    Where You Can Find More Information  43

                          FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements, including statements concerning our expectations of future revenue, expenses, the outcome of our growth and acquisition strategy and the projected growth of the Hispanic population in the U.S. Forward-looking statements often include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "may," "estimate," "intend," "plan," "project," "outlook," "seek" or similar expressions. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors which could cause actual results to differ from expectations include those discussed under the heading "Risk Factors" below. Our results of operations may be adversely affected by one or more of these factors. These factors do not include all factors which might affect our business and financial condition. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

   Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this document. We do not intend, and undertake no obligation, to update any forward-looking statement.

                                  THE COMPANY

Overview

   Entravision Communications Corporation, and its wholly owned subsidiaries, is a diversified Spanish-language media company with a unique portfolio of television, radio, outdoor advertising and publishing assets, reaching approximately 80% of all Hispanics in the U.S. We own and/or operate 38 primary television stations that are located primarily in the southwestern U.S., including the U.S./Mexican border markets. Our television stations consist primarily of affiliates of the two television networks of Univision Communications Inc. ("Univision") serving 21 of the top 50 Hispanic markets in the U.S. We are the largest Univision-affiliated television group in the U.S. Univision is a key source of programming for our television broadcasting business and we consider them to be a valuable strategic partner of ours.

   We own and operate one of the largest groups of Spanish-language radio stations in the U.S. We own and/or operate 55 radio stations in 25 U.S. markets, including Spanish-language stations in Los Angeles, San Francisco, Phoenix and Dallas-Ft. Worth. Our radio stations consist of 40 FM and 15 AM stations serving portions of the Arizona, California, Colorado, Florida, Illinois, Nevada, New Mexico and Texas markets.

   Our outdoor advertising operations consist of approximately 11,200 advertising faces located primarily in high-density Hispanic communities in Los Angeles and New York. We also own El Diario/la Prensa, the oldest major Spanish-language daily newspaper in the U.S.

   We were organized as a Delaware limited liability company in January 1996 to combine the operations of our predecessor entities. On August 2, 2000, we completed a reorganization in which all of the outstanding direct and indirect membership interests of our predecessor were exchanged for shares of our Class A and Class B common stock and a $120 million subordinated note and option held by Univision was exchanged for shares of our Class C common stock.

   On August 2, 2000, we also completed an initial public offering, or IPO, of our Class A common stock. We sold 46,435,458 shares of our Class A common stock to the underwriters at a price of $16.50 per share. We also sold 6,464,542 shares of our Class A common stock directly to Univision at a price of $15.47 per share. The net proceeds to us after deducting underwriting discounts and commissions and offering expenses were approximately $814 million.

   Also, on August 2, 2000, we completed a reorganization from a limited liability company to a corporation. As a result of this reorganization, prior to the closing of the IPO, the beneficial ownership of Entravision was virtually identical to the beneficial ownership of Entravision Communications Company, L.L.C., our predecessor, immediately before the reorganization. This reorganization occurred as follows:

  . Walter Ulloa, Philip Wilkinson and Paul Zevnik and each of their trusts and other related entities exchanged their direct and indirect ownership interests in our predecessor for newly-issued shares of our Class B common stock;

  . each of the stockholders in the seven corporate member entities of our predecessor (other than Messrs. Ulloa, Wilkinson and Zevnik and their trusts and related entities) exchanged their shares in such corporate members for newly-issued shares of our Class A common stock;

  . each of the remaining individuals, trusts and other entities holding direct membership interests in our predecessor exchanged such interests for newly-issued shares of our Class A common stock; and

  . Univision exchanged its subordinated note and option in our predecessor for shares of our Class C common stock.

   On March 18, 2002, we issued $225 million in Senior Subordinated Notes due 2009 (the "Notes"). The Notes bear interest at 8 1/8% per year, payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2002. The net proceeds from the Notes were used to pay the outstanding balance under our bank credit facility and for general corporate purposes.

   We generate revenue from sales of national and local advertising time on television and radio stations and advertising on our billboards and in our publication. Advertising rates are, in large part, based on each media's ability to attract audiences in demographic groups targeted by advertisers. We recognize advertising revenue when commercials are broadcast, outdoor services are provided and publishing services are provided. We incur commissions from agencies on local, regional and national advertising. Our revenue reflects deductions from gross revenue for commissions to these agencies.

   Our primary expenses are employee compensation, including commissions paid to our sales staffs and our national representative firms, marketing, promotion and selling, technical, local programming, engineering and general and administrative. Our local programming costs for television consist of costs related to producing a local newscast in most of our markets.

   Our principal offices are located at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, and our telephone number is (310) 447-3870.

The Hispanic Market Opportunity

   Our media assets target densely-populated and fast-growing Hispanic markets in the U.S. We operate media properties in 12 of the 15 highest-density Hispanic markets in the U.S. In addition, among the top 25 Hispanic markets in the U.S., we operate media properties in 12 of the 15 fastest-growing markets. We believe that targeting the Hispanic market will translate into strong growth for the foreseeable future for the following reasons:

   Hispanic Population Growth. Our audience consists primarily of Hispanics, one of the fastest-growing segments of the U.S. population. According to Census 2000 data, over 35 million Hispanics live in the U.S., accounting for approximately 13% of the total U.S. population. The overall Hispanic population is growing at approximately seven times the rate of the non-Hispanic population in the U.S. and is expected to grow to

55.2 million (17% of the total U.S. population) by 2020. Approximately 46% of the total future growth in the U.S. population through 2020 is expected to come from the Hispanic community. By 2005, Hispanics are projected to be the largest minority group in the U.S.

   Spanish-Language Use. Approximately 68% of all Hispanics in the U.S. speak Spanish at home. This percentage is expected to remain relatively constant through 2020. The number of Hispanics who speak Spanish in the home is expected to grow from 22 million in 2000 to 36.3 million in 2020. We believe that the strong Spanish-language use among Hispanics indicates that Spanish-language media will continue to be an important source of news, sports and entertainment for Hispanics and an important vehicle for marketing and advertising.

   Increasing Hispanic Buying Power. The Hispanic population in the U.S. accounted for total consumer expenditures of approximately $444 billion in 2000, an increase of 106% since 1990. Hispanics are expected to account for over $1 trillion in consumer expenditures by 2010 and by 2020, Hispanics are expected to account for $2.1 trillion in consumer expenditures (12% of total U.S. consumer spending). Hispanic buying power is expected to grow at approximately five times the rate of the Hispanic population growth by 2020. We believe that these factors make Hispanics an attractive target audience for many major U.S. advertisers.

   Attractive Profile of Hispanic Consumers. We believe that the demographic profile of the Hispanic audience makes it attractive to advertisers. We believe that the larger size and younger age of Hispanic households (averaging 3.4 persons and 27.6 years of age as compared to the general public's average of
2.5 persons and 37.2 years of age) lead Hispanics to spend more per household on many categories of goods and services. Although the average U.S. Hispanic household has less disposable income than the average U.S. household, the average U.S. Hispanic household spends 23.5% more per year than the average non-Hispanic U.S. household on food at home, 96% more on children's clothing, 55% more on footwear and 27% more on laundry and household cleaning products. We expect Hispanics to continue to account for a disproportionate share of growth in spending nationwide in many important consumer categories as the Hispanic population and its disposable income continue to grow.

   Spanish-Language Advertising. According to published sources, nearly $2.2 billion of total advertising expenditures in the U.S. were placed in Spanish-language media in 2001, of which approximately 84% was placed in Spanish-language television and radio advertising. We believe that major advertisers have found that Spanish-language media is a more cost-effective means to target the growing Hispanic audience than English-language broadcast media.

Business Strategy

   We seek to increase our advertising revenue through the following strategies:

   Effectively Use Our Networks and Media Brands. We are the largest Univision television affiliate group for Univision's primary network as well as its new network, Telefutura, which was launched in January 2002. Univision's primary network is the most-watched television network (English- or Spanish-language) among U.S. Hispanic households, capturing approximately an 81% market share of the U.S. Spanish-language prime time audience as of December 2001. Univision makes its networks' Spanish-language programming available to our television stations 24-hours a day, including a prime time schedule on its primary network of substantially all first-run programming throughout the year.

   We believe that the breadth and diversity of Univision's programming, combined with our local news and community-oriented segments, provide us with an advantage over other Spanish-language and English-language broadcasters in reaching Hispanic viewers. Our local content is designed to brand each of our stations as the best source for relevant community information that accurately reflects local interests and needs.

   We operate our radio network using three primary formats designed to appeal to different listener tastes. We format the programming of our network and radio stations to capture a substantial share of the U.S. Hispanic audience.

   Invest in Media Research and Sales. We believe that continued use of reliable ratings and surveys will allow us to further increase our advertising rates. We use industry ratings and surveys, including Nielsen, Arbitron, the Traffic Audit Bureau and the Audit Bureau of Circulation, to provide a more accurate measure of consumers that we reach with our operations. We believe that our focused research and sales efforts will enable us to continue to achieve significant revenue growth.

   Continue to Benefit from Strong Management. We believe that we have one of the most experienced management teams in the industry. Walter Ulloa, our co-founder, Chairman and Chief Executive Officer, Philip Wilkinson, our co-founder, President and Chief Operating Officer, Jeanette Tully, our Executive Vice President and Chief Financial Officer, Jeffery Liberman, the President of our Radio Division, and Glenn Emanuel, the President of our Outdoor Division, have an average of more than 20 years of media experience. We intend to continue to build and retain our key management personnel and to capitalize on their knowledge and experience in the Spanish-language markets.

   Emphasize Local Content, Programming and Community Involvement. We believe that local content in each market we serve is an important part of building our brand identity within the community. By combining our local news and quality network programming, we believe that we have a significant competitive advantage. We also believe that our active community involvement, including station remote broadcasting appearances at client events, concerts and tie-ins to major events, helps to build station awareness and identity as well as viewer and listener loyalty.

   Increase in Market Cross-Selling and Cross-Promotion. We believe that our uniquely diversified asset portfolio provides us with a competitive advantage. We are one of the only Hispanic media companies that has the ability to provide advertisers with attractive media packages which combine television, radio, outdoor advertising and publishing in targeting the Hispanic consumer. In 2001, we began the process of combining television and radio operations to create synergies and achieve cost savings and are continuing that process in 2002. Currently, we operate some combination of television, radio, outdoor advertising and publishing in 13 markets.

   Target Other Attractive Hispanic Markets and Fill-In Acquisitions. We believe that our knowledge of, and experience with, the Hispanic marketplace will enable us to continue to identify acquisitions in the television, radio and outdoor advertising markets. Since our inception, we have used our management expertise, programming and brand identity to improve our acquired media properties.

Television

   We own and/or operate Univision-affiliated television stations in 21 of the top 50 Hispanic markets in the U.S. Our television operations are the largest affiliate group of the Univision networks. Univision's primary network is the leading Spanish-language network in the U.S., reaching more than 97% of all Hispanic households. Univision's primary network is the most-watched television network (English- or Spanish-language) among U.S. Hispanic households, representing approximately an 81% market share of the U.S. Spanish-language network television prime time audience as of December 2001. Univision's networks make available to our Univision-affiliated stations 24-hours a day of Spanish-language programming. Univision's prime time schedule on its primary network consists of substantially all first-run programming throughout the year.

Radio

   We own and/or operate 55 radio stations in 25 markets, 52 of which are located in the top 50 Hispanic markets in the U.S. Our radio stations cover in aggregate approximately 57% of the Hispanic population in the U.S. Our radio operations combine network programming with local time slots available for advertising, news, traffic, weather, promotions and community events. This strategy allows us to provide quality programming with significantly lower costs of operations than we could otherwise deliver solely with independent programming.

Outdoor Advertising

   Our outdoor advertising operations complement our television and radio businesses and allow for cross-promotional opportunities. Because of its repetitive impact and relatively low cost, outdoor advertising attracts national, regional and local advertisers. We offer the ability to target specific demographic groups on a cost-effective basis as compared to other advertising media. In addition, we provide businesses with advertising opportunities in locations near their stores or outlets.

   Our outdoor portfolio adds to our television and radio reach by providing local advertisers with significant coverage of the Hispanic communities in Los Angeles, New York and Fresno. Our outdoor advertising strategy is designed to complement our existing television and radio businesses by allowing us to capitalize on our Hispanic market expertise. The primary components of our strategy are to leverage the strengths of our inventory, continue to focus on ethnic communities and increase market penetration.

Publishing

   In connection with our acquisition of Latin Communications Group Inc. in April 2000, we acquired El Diario/la Prensa, the oldest major Spanish-language daily newspaper in the U.S. and one of only two Spanish-language daily newspapers in New York. The newspaper reports news of interest to the Hispanic community, focusing primarily on local news events and daily occurrences in Latin America. El Diario/la Prensa has a daily paid circulation of approximately 57,000 as of September 23, 2001, up from approximately 55,000 as of September 24, 2000.

                                 RISK FACTORS

   Investing in our securities involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this Prospectus or incorporated by reference before investing in our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our securities may decline.

Risks Related To Our Business

  We have a history of losses that if continued into the future could adversely affect the market price of our securities and our ability to raise capital.

   We had net losses of approximately $40 million, $92.2 million and $65.8 million for the years ended December 31, 1999, 2000 and 2001, respectively. In addition, we had pro forma net losses of $37.6 million and $86.3 million for the years ended December 31, 1999 and 2000, respectively, and net losses applicable to common stock of $94.7 million and $75.9 million for the years ended December 31, 2000 and 2001, respectively. We believe that losses may continue while we pursue our acquisition strategy. If we cannot generate profits in the future, it could adversely affect the market price of our securities, which in turn could adversely affect our ability to raise additional equity capital or to incur additional debt.

  Cancellations or reductions of advertising could adversely affect our results of operations.

   In the competitive broadcasting industry, the success of each of our television and radio stations is primarily dependent upon its share of the overall advertising revenue within its market. Although we believe that each of our stations can compete effectively in its broadcast area, we cannot be sure that any of our stations can maintain or increase its current audience ratings or market share, or that advertisers will not decrease the amount they spend on advertising.

   Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Our stations also compete for audiences and advertising revenue directly with other television and radio stations, and some of the owners of those competing stations have greater resources than we do. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue.

   Additionally, we believe that advertising is a discretionary business expense, meaning that spending on advertising may decline during an economic recession or downturn. Consequently, a recession or downturn in the U.S. economy or the economy of an individual geographic market in which we own or operate stations could adversely affect our advertising revenue and, therefore, our results of operations.

   We do not obtain long-term commitments from our advertisers, and advertisers may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in purchases of advertising could adversely affect our revenue, especially if we are unable to replace such purchases. Our expense levels are based, in part, on expected future revenue and are relatively fixed once set. Therefore, unforeseen fluctuations in advertising sales could adversely impact our operating results.

  Our growth depends on successfully executing our acquisition strategy.

   One of our strategies is to supplement our internal growth by acquiring media properties that complement or augment our existing markets. This growth has placed, and may continue to place, significant demands on our management, working capital and financial resources. We may be unable to identify or complete acquisitions for many reasons, including:

  .  competition among buyers;

  . the need for regulatory approvals, including Federal Communications Commission ("FCC") and antitrust approvals;

  .  the high valuations of media properties; and

  . we may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments, which may prevent future acquisitions and have a material adverse effect on our ability to grow through acquisitions.

   In addition, we experienced significant growth during 2001, primarily due to our acquisitions. Therefore, we do not expect to experience the same rate of growth in 2002.

  If we cannot successfully integrate our recent and future acquisitions, it could decrease our revenue and/or increase our costs.

   To integrate our recent and future acquisitions, we may need to:

  . integrate and improve operations and systems and the management of a station or group of stations;

  .  retain key management and personnel of acquired properties;

  .  successfully merge corporate cultures and business processes;

  .  realize sales efficiencies and cost reduction benefits; and

  . operate successfully in markets in which we may have little or no prior experience.

   Future acquisitions by us could result in the following consequences:

  .  dilutive issuances of equity securities;

  .  incurrence of debt and contingent liabilities;

  .  impairment of goodwill and other intangibles;

  .  other acquisition-related expenses; and

  . acquired stations may not increase our broadcast cash flow or yield other anticipated benefits.

   In addition, after we have completed an acquisition, our management must be able to assume significantly greater responsibilities, and this in turn may cause them to divert their attention from our existing operations. We believe that these challenges are more pronounced when we enter new markets rather than expand further in existing markets. If we are unable to completely integrate into our business the operations of the properties that we have recently acquired or that we may acquire in the future, our revenue could decrease and/or our costs could increase. In addition, in the event that the operations of a new station do not meet our expectations, we may restructure or write-off the value of some portion of the assets of the new station.

  If we cannot raise required capital we may have to curtail existing operations and our future growth through acquisitions.

   We may require significant additional capital for future acquisitions and general working capital needs. If our cash flow and existing working capital are not sufficient to fund future acquisitions and our general working capital requirements and debt service, we will have to raise additional funds by selling equity, refinancing some or all of our existing debt or selling assets or subsidiaries. None of these alternatives for raising additional funds may be available on acceptable terms to us or in amounts sufficient for us to meet our requirements. Our failure to obtain any required new financing may prevent future acquisitions and have a material adverse effect on our ability to grow through acquisitions.

  Our substantial level of debt could limit our ability to grow and compete.

   As of December 31, 2001, we had approximately $199 million of debt outstanding under our bank credit facility. Additionally, on March 18, 2002, we issued the Notes, the proceeds of which were used to repay all of our outstanding debt under our bank credit facility and for general corporate purposes. As of the date of this prospectus, we had approximately $35 million of debt outstanding under our bank credit facility. We expect to obtain a portion of our required capital through debt financing that bears or is likely to bear interest at a variable rate, subjecting us to interest rate risk. A significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and our ability to obtain additional financing may be limited.

   We may not have sufficient future cash flow to meet our debt payments, or we may not be able to refinance any of our debt at maturity. We have pledged substantially all of our assets to our lenders as collateral. Our lenders could proceed against the collateral granted to them to repay outstanding indebtedness if we are unable to meet our debt service obligations. If the amounts outstanding under our bank credit facility are accelerated, our assets may not be sufficient to repay in full the money owed to such lenders.

  Our substantial indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under our bank credit facility and the Notes.

   Our substantial indebtedness could have important consequences to our business. For example, it could:

  . limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;

  . require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  . limit our flexibility in planning for and reacting to changes in our business and our industry that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

  .  place us at a disadvantage compared to our competitors that have less debt.

   Any of the above listed factors could materially adversely affect us.

  To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

   Our ability to pay the principal of and interest on the Notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors and other factors beyond our control.

   There can be no assurance that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the Notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. In addition, the ability to borrow funds under our bank credit facility in the future will depend on our meeting the financial covenants in the agreements governing this facility, including a minimum interest coverage test and a maximum leverage ratio test. There can be no assurance that our business will generate cash flow from operations or that future borrowings will be available to us under our bank credit facility, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. However, there can be no assurance that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies.

  The indenture governing the Notes and the credit agreement governing our bank credit facility contain various covenants that limit our management's discretion in the operations of our business.

   The indenture governing the Notes and the credit agreement governing our bank credit facility contain various provisions that limit our ability to:

  .  incur additional debt and issue preferred stock;

  .  pay dividends and make other distributions;

  .  make investments and other restricted payments;

  .  create liens;

  .  sell assets; and

  .  enter into certain transactions with affiliates.

   These restrictions on our management's ability to operate our business in accordance with its discretion could have a material adverse effect on our business.

   In addition, our bank credit facility requires that we maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and there can be no assurance that we will meet them.

   If we default under any financing agreements, our lenders could:

  . elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

  .  terminate their commitments, if any, to make further extensions of credit.

   Our bank facility and the indenture governing the Notes also require us to maintain specific financial ratios. A breach of any of the covenants contained in our bank credit facility or the indenture governing the Notes could allow our lenders to declare all amounts outstanding to be immediately due and payable.

   If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our bank credit facility consists of substantially all of our existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the Notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the Notes, or to repay the Notes in full after we pay our senior secured lenders to the extent of their collateral.

  Univision has significant influence over our business.

   Univision, as the holder of all of our Class C common stock, has significant influence over material decisions relating to our business, including the right to elect two of our directors, and the right to approve material decisions involving our company, including any merger, consolidation or other business combination, any dissolution of our company and any transfer of the FCC licenses for any of our Univision-affiliated television stations. Univision's ownership interest may have the effect of delaying, deterring or preventing a change in control of our company and may make some transactions more difficult or impossible to complete without its support.

  Our television ratings and revenue could decline significantly if our relationship with Univision or if Univision's success changes in an adverse manner.

   If our relationship with Univision changes in an adverse manner, or if Univision's success diminishes, it could have a material adverse effect on our ability to generate television advertising revenue on which our television business depends. Univision's ratings might decline or Univision might not continue to provide programming, marketing, available advertising time and other support to its affiliates on the same basis as currently provided. Additionally, by aligning ourselves closely with Univision, we might forego other opportunities that could diversify our television programming and avoid dependence on Univision's television networks. Univision's relationships with Grupo Televisa, S.A. de C.V. and Corporacion Venezolana de Television, C.A., or Venevision, are important to Univision's, and consequently our, continued success.

  Our ongoing success is dependent upon the continued availability of certain key employees.

   We are dependent in our operations on the continued availability of the services of our employees, many of whom are individually key to our current and future success, and the availability of new employees to implement our company's growth plans. In particular, we are dependent upon the services of Walter Ulloa, our Chairman and Chief Executive Officer, and Philip Wilkinson, our President and Chief Operating Officer. In August 2000, we entered into five-year employment agreements with Messrs. Ulloa and Wilkinson. The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

  Our officers and directors and stockholders affiliated with them own a large percentage of our voting stock.

   As of March 31, 2002, Messrs. Ulloa and Wilkinson, and Paul Zevnik, our Secretary, own all of the shares of our Class B common stock, and have approximately 75% of the combined voting power of our outstanding shares of common stock. The holders of our Class B common stock are entitled to ten votes per share on any matter subject to a vote of the stockholders. Accordingly, Messrs. Ulloa, Wilkinson and Zevnik have the ability to elect each of the remaining members of our board of directors, other than the two members of our board of directors appointed by Univision, and have control of all aspects of our business and future direction. Messrs. Ulloa, Wilkinson and Zevnik have agreed contractually to elect themselves and a representative of TSG Capital Fund III, L.P. as directors of our company. This control may discourage certain types of transactions involving an actual or potential change of control of our company, such as a merger or sale of our company.

   Consequently, our directors and executive officers, acting in concert, have the ability to significantly affect the election of our directors and have a significant effect on the outcome of corporate actions requiring stockholder approval. Such concentration may also have the effect of delaying or preventing a change of control of our company.

  Risks associated with terrorism.

   In the event of a terrorist attack on our facilities and properties, we do not believe that we would be vulnerable to significant or prolonged disruptions in our ability to broadcast or provide other media services. We do not believe that, but we do not know whether, our network television programming would be vulnerable to significant or prolonged disruptions in the event of a terrorist attack. The effect of any resulting decline in our revenue cannot be determined.

Risks Related to the Television, Radio, Outdoor Advertising and Publishing Industries

  Our television and radio stations could be adversely affected by changes in the advertising market or a recession in the broader U.S. economy.

   Revenue generated by our television and radio stations depends upon the sale of advertising and is, therefore, subject to various factors that influence the advertising market for the broadcasting industry as a whole, including:

  . changes in the financial condition of advertisers, which may reduce their advertising budgets;

  .  changes in the tax laws applicable to advertisers; and

  .  changes in the laws governing political advertising.

   We cannot predict which, if any, of these or other factors might have a significant impact on the advertising revenue of the broadcasting industry in the future, nor can we predict what specific impact, if any, the occurrence of these or other events might have on our operations. Generally, advertising expenditures tend to decline during an economic recession or downturn. Consequently, our television and radio station revenue is likely to be adversely affected by a recession or downturn in the U.S. economy or other events or circumstances that adversely affect advertising activity. Our operating results in individual geographic markets also could be adversely affected by local regional economic downturns. Seasonal revenue fluctuations are common in the broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers and candidates for political office. Campaign finance reform legislation may restrict the amounts of money that we earn from political campaign and issue advertising.

  If we are unable to maintain our FCC license for any station, we would have to cease operations at that station.

   The success of our television and radio operations depends, in part, on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. Our FCC licenses are next subject to renewal at various times between October 1, 2004 and December 1, 2006. Renewal applications submitted by us may not be approved, and the FCC may impose conditions or qualifications that could restrict our television and radio operations. In addition, third parties may challenge our renewal applications. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the broadcast station covered by the license. This could have a material adverse effect on our operations.

  Our failure to maintain our FCC broadcast licenses could cause a default under our bank credit facility and cause an acceleration of our indebtedness.

   Our bank credit facility requires us to maintain our FCC licenses. If the FCC were to revoke any of our material licenses, our lender could declare all amounts outstanding under the bank credit facility to be immediately due and payable. If our indebtedness is accelerated, we may not have sufficient funds to pay the amounts owed.

  Displacement of any of our low-power television stations could cause our ratings and revenue for any such station to decrease.

   A significant portion of our television stations are licensed by the FCC for low-power service only. Our low-power television stations operate with far less power and coverage than our full-service stations. The FCC rules under which we operate provide that low-power television stations are treated as a secondary service. In the event that our stations would cause interference to full-power stations, we are required to eliminate the interference or terminate service.
As a result of the FCC's initiation of digital television service and actions by

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

Congress to reclaim broadcast spectrum, channels 52-69 previously used for broadcasting will be cleared and put up for auction generally to wireless services or assignment to public safety services. The result is that in a few urban markets where we operate, including Washington, D.C. and San Diego, there are a limited number of alternative channels to which our low-power television stations can migrate as they are displaced by full-power broadcasters and non-broadcast services. If we are unable to move our signals to replacement channels, we may be unable to maintain the same level of service, which could harm our ratings and advertising revenue or, in the worst case, cause us to discontinue operations at those low-power television stations.

  We may have difficulty meeting certain FCC deadlines to comply with the required conversion to digital television and such conversion may not result in commercial benefit to us unless there is sufficient consumer demand.

   The FCC required U.S. full-service television stations to begin broadcasting a digital television ("DTV") signal by May 1, 2002. The FCC has allocated an additional television channel to most such station owners so that each full-service television station can broadcast a DTV signal on the additional channel while continuing to broadcast an analog signal on the station's original channel. As part of the transition from analog to DTV, full-service television station owners may be required to stop broadcasting analog signals and relinquish their analog channels to the FCC by 2006 if the market penetration of DTV receivers reaches certain levels by that time. We expect that the cost to construct DTV facilities and broadcast both digital and analog signals for our full-service television stations between 2002 and 2006 will not be significant.

   Our full-service television stations did not meet the May 1, 2002 deadline to begin broadcasting a DTV signal. In certain cases, the inability to meet the deadline resulted from the FCC having not yet granted construction permits authorizing us to build the facilities necessary to operate on our allocated DTV channels. Certain other of our other full-service television stations have received construction permits from the FCC, but were not able to finish construction and begin broadcasting DTV signals before the May 1, 2002 deadline. The FCC has granted us extensions of time beyond May 1, 2002 to complete construction of DTV facilities for our full-service television stations that have received construction permits. We intend to comply with the FCC's DTV requirements during this extension period by constructing lower-power facilities as permitted by the FCC's rules described in the next paragraph.

   The FCC recently released rules which allow us to initially satisfy the obligation to begin broadcasting a DTV signal by broadcasting a signal that serves, at least, each full-service television station's applicable community of license. In most instances, this new rule will permit us to temporarily install DTV facilities of a lower-power level, which will not require the initial degree of capital investment we had anticipated to meet the requirements of our stations' DTV authorizations. Our initial cost of converting the qualifying television stations to DTV, therefore, will be considerably lower than it would have been if we were required to initially operate at the full signal strength provided for by our DTV authorizations.

   We intend to explore the most effective use of digital broadcast technology for each of our stations. We cannot assure you, however, that we will derive commercial benefits from the development of our digital broadcasting capacity. Although we believe that proposed alternative and supplemental uses of our analog and digital spectrum will continue to grow in number, the viability and success of each proposed alternative or supplemental use of spectrum involves a number of contingencies and uncertainties. We cannot predict what future actions the FCC or Congress may take with respect to regulatory control of these activities or what effect these actions would have on us. There may not be sufficient consumer demand for DTV services to recover our investment in DTV facilities.

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

  Changes in the rules and regulations of the FCC could result in increased competition for our broadcast stations that could lead to increased competition in our markets.

   Recent and prospective actions by the FCC could cause us to face increased competition in the future. The changes include:

  . relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

  . the establishment of a Class A television service for low-power stations that makes such stations primary stations and gives them protection against full-service stations;

  . procedures for licensing low-power FM radio stations that will be designed to serve small localized areas and niche audiences;

  . permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations; and

  . elimination or revision of restrictions on cross-ownership (i.e. ownership of both television and radio stations in combination with newspapers and/or cable television systems in the same market) and caps on the number of stations or market share that a particular company may own or control, locally or nationally.

  Because our full-service television stations rely on "must carry" rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

   Pursuant to the "must carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those "must carry" rights is uncertain, especially as they relate to the extent of carriage of DTV stations. The current FCC rules relate only to the carriage of analog television signals. It is not certain what, if any, "must carry" rights television stations will have after they make the transition to DTV. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

   Our low-power television stations do not have cable "must carry" rights. In seven markets where we currently hold only a low-power license we may face future uncertainty with respect to the availability of cable carriage for our stations in those markets. With the exception of the San Angelo, Texas market, all of our low-power stations reach a substantial portion of the Hispanic cable households in their respective markets with their over-the-air broadcasts.

   Under the Cable Act, each broadcast station is required to elect, every three years, to exercise the right to either require cable television system operators in their local market to carry their signals, which we refer to as "must carry" rights, or to prohibit cable carriage or condition it upon payment of a fee or other consideration. By electing the "must carry" rights, a broadcaster can demand carriage on a specified channel on cable systems within its market. These "must carry" rights are not absolute, and under some circumstances, a cable system may decline to carry a given station. Our television stations elected "must carry" on local cable systems for the three year election period which commenced January 1, 2000. The required election date for the next three year election period commencing January 1, 2003 will be October 1, 2002. If the law were changed to eliminate or materially alter "must carry" rights, our business could be adversely affected.

   The FCC is developing rules to govern the obligations of cable television systems to carry local television stations during and following the transition from analog to DTV broadcasting. We cannot predict what final rules the FCC ultimately will adopt or what effect those rules will have on our business.

  The policies of direct broadcast satellite companies may make it more difficult for their customers to receive our local broadcast station signals.

   The Satellite Home Viewer Improvement Act of 1999 ("SHVIA") allows direct broadcast satellite ("DBS") television companies (currently DirecTV and EchoStar/Dish Network) for the first time to transmit local broadcast television station signals back to their subscribers in local markets. In exchange for this privilege, however, SHVIA requires that in television markets in which a DBS company elects to pick-up and retransmit any local broadcast station signals, the DBS provider must also offer to its subscribers signals from all other qualified local broadcast television stations in that market. This is known as the "carry one/carry all" rule. Our broadcast television stations in markets for which DBS operators have elected to carry local stations have sought to qualify for carriage under this rule, which we expect will increase our viewership in those markets. The two DBS operators and a satellite broadcasting trade association have instituted litigation challenging the constitutionality of SHVIA's carry one/carry all requirements. In June 2001 a federal district court upheld the constitutionality of the federal law, which decision was upheld on appeal. We cannot predict the final outcome of such litigation challenging the constitutionality of the carry one/carry all rule. A problem has also arisen in the manner in which one of the DBS operators has implemented the carry one/carry all rule. In order to get signals from all local stations, including the signals from our stations, EchoStar/Dish Network subscribers were being required to install a second receiving dish to receive all of the local stations in some markets. This was an inconvenience for the typical DBS subscriber and, as a result, limited the size of the viewership for our stations available only on the "second dish" under the carry one/carry all rule. The FCC has determined that EchoStar/ Dish Network cannot require use of a second dish for carriage of local signals. EchoStar/Dish Network must implement alternative methods of complying with its SHVIA obligations. At this time, we cannot determine whether such alternative methods will affect our local stations carried by EchoStar/Dish Netowrk.

  We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets.

   An important part of our growth strategy is the acquisition of additional television and radio stations. The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission ("FTC") and the Department of Justice, may investigate certain acquisitions. After the passage of the Telecommunications Act of 1996, the Department of Justice became more aggressive in reviewing proposed acquisitions of radio stations. The Department of Justice has, on several occasions, negotiated settlements, without initiating litigation, with broadcasters seeking to increase their ownership of radio stations in specific markets, in which the broadcasters have been required to divest one or more stations in order to complete a transaction. The Department of Justice has, in certain cases, examined television and radio ownership concentrations where a transaction would result in a single entity controlling more than 40% of the advertising revenue in a particular market or where, after the transaction, two companies would control more than 70% of the advertising revenue in a particular market. The Department of Justice has also in certain cases examined whether a combination would result in undue concentration in a particular format or in formats appealing to particular audience demographics.

   We cannot predict the outcome of any specific Department of Justice or FTC investigation. Any decision by the Department of Justice or FTC to challenge a proposed acquisition could affect our ability to consummate an acquisition or to consummate it on the proposed terms. There can be no assurance that the FTC or Department of Justice will not seek to bar us from acquiring additional television or radio stations in any market where our existing stations already have a significant market share.

   Similarly, the FCC staff has adopted procedures to review proposed broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market. The FCC has delayed its approval of numerous proposed television or radio station purchases by various parties because of market concentration concerns, and generally will not approve acquisitions when the FTC or Department of Justice has expressed concentration concerns even if the acquisition complies with the FCC's numerical station limits. Moreover, in recent years the FCC has followed a policy of giving specific public notice of its intention to conduct additional ownership concentration analysis, and soliciting public comment on "the issue of concentration and its effect on competition and diversity," with respect to certain applications for consent to radio station acquisitions based on advertising revenue shares or other criteria. The FCC has recently expressed their desire to eliminate delays in the staff's review of transactions that might involve concentration of market share but are otherwise consistent with the radio ownership limits set forth in the Communications Act of 1934 (the "Communications Act"). It is uncertain at this time what effect this will have on the FCC's review of future television or radio station sale applications.

   Additionally, the FCC has recently solicited public comment on a variety of possible changes in the methodology by which it defines a television or radio "market" and counts stations for purposes of determining compliance with local ownership restrictions. If adopted, any such changes could limit our ability to make future acquisitions of radio stations. Moreover, in the same proceeding, the FCC has announced a policy of deferring, until the rulemaking is completed, certain pending and future television or radio sale applications which raise "concerns" about how the FCC counts the number of stations a company may own in a market. This policy may delay future acquisitions for which we must seek FCC approval.

  If regulation of outdoor advertising increases, we could suffer decreased revenue from our outdoor operations.

   Our outdoor operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business. These regulations impose restrictions on, among other things, the location, size and spacing of billboards. If we are required to remove our existing billboards, or are unable to construct new billboards or reconstruct damaged billboards, our outdoor business could be harmed. In addition, we may not receive compensation for billboards that we may be required to remove in the future.

   Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced and passed in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may harm the results of our outdoor operations.

  We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

   The television and radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

  . audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and Internet based audio radio services;

  . satellite digital audio radio service with numerous channels and sound quality equivalent to that of compact discs;

  . In-Band On-Channel(TM) digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

  . low power FM radio, which could result in additional FM radio broadcast outlets that are designed to serve local interests;

  .  streaming video programming delivered via the Internet;

  .  video-on-demand programming offered by cable television companies; and

  . digital video recorders with hard-drive storage capacity that offer time-shifting of programming and the capability of deleting advertisements when playing back the recorded programs.

   We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with other new technologies. We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the television or radio broadcasting industry or on our company.

  Strikes, work stoppages and slowdowns by our employees could disrupt our publishing operations.

   Our publishing business depends to a significant degree on our ability to avoid strikes and other work stoppages by our employees. The Newspaper and Mail Deliverers' Union of New York and Vicinity and the Newspaper Guild of New York represent our publishing employees. Our collective bargaining agreement with the Newspaper and Mail Deliverers' Union of New York and Vicinity expires on March 30, 2004. Our collective bargaining agreement with the Newspaper Guild of New York expires on June 30, 2002. We anticipate that negotiations will commence prior to the expiration of the agreement. Future collective bargaining agreements may not be negotiated without service interruptions, and the results of these negotiations may result in decreased revenue in our publishing operations.

Risks Related To Our Capital Structure and Outstanding Securities

  We may be restricted in issuing the Registered Securities under the terms of certain agreements.

   Before we may issue certain of the Registered Securities, we will have to obtain the consent or approval of other parties under the terms of the indenture governing the Notes, our bank credit facility or other agreements to which we are or may become a party. If we cannot obtain such consents or approvals, our ability to engage in a transaction for which we wish to issue such Registered Securities could be impeded or prevented.

  Stockholders who desire to change control of our company may be prevented from doing so by provisions of our First Restated Certificate of Incorporation, as amended, applicable law, our credit agreement and the Notes. Our First Restated Certificate of Incorporation and other agreements contain provisions that could discourage a takeover.

   Our First Restated Certificate of Incorporation (the "Restated Certificate") could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. The provisions of our Restated Certificate could diminish the opportunities for a stockholder to participate in tender offers. In addition, under our Restated Certificate, our board of directors may issue preferred stock that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also negatively affect the voting power of holders of our common stock. The provisions of our Restated Certificate may have the effect of discouraging or preventing an acquisition or sale of our business. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

   The transfer restrictions imposed on the broadcast licenses we own also restrict the ability of third parties to acquire us. Control of our licenses may only be transferred with prior approval by the FCC. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving our company would be subject to regulatory approval.

   In addition, the documents governing our indebtedness and the Notes contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of our outstanding indebtedness.

  The issuance by us of preferred stock could affect the rights of our other stockholders.

   Our Restated Certificate authorizes our board of directors to issue up to 50,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by its stockholders. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of common stock and thereby reduce the value of our common stock. We have approximately 5.9 million shares of Series A mandatorily redeemable convertible preferred stock outstanding. We have no present plans to issue any additional shares of preferred stock. The issuance of preferred stock, coupled with the concentration of ownership of common stock in certain directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of our company. This includes transactions in which the holders of common stock might otherwise receive a premium for their shares over then current prices, otherwise dilute the rights of holders of common stock, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests. All of this could have a material adverse effect on the market price of our common stock.

  Our Restated Certificate limits the liability of our directors, which may limit the remedies that we or our stockholders have available.

   Our Restated Certificate provides that, pursuant to the Delaware General Corporation Law, the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by us, or in our right, for breach of a director's duties to us or our stockholders and may limit the remedies available to us or our stockholders. This provision does not eliminate the directors' fiduciary duty and does not apply for certain liabilities (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to our best interests or our stockholders or that involve the absence of good faith on the part of the director, and (iii) for any transaction from which a director derived an improper personal benefit.

  If the holders of our Series A mandatorily redeemable convertible preferred stock exercise their option to redeem such preferred stock on or after April 19, 2006, we may not have sufficient funds to do so and we may be in default under the terms of our bank credit facility and/or the Notes.

   The holders of a majority of our Series A mandatorily redeemable convertible preferred stock have the right on or after April 19, 2006 to require us to redeem any and all of their preferred stock at the original issue price plus accrued dividends. On April 19, 2006 such redemption price would be approximately $143.5 million, and would continue to accrue a dividend of 8.5% per year. If we have sufficient funds under Delaware law to pay but are prevented from redeeming their preferred stock because of restrictions under our bank credit facility or in the indenture governing the Notes, we would be in violation of the terms of the Series A mandatorily redeemable convertible preferred stock. In such event, we may be in default under our bank credit facility and the holders of the Series A mandatorily redeemable convertible preferred stock may be able to obtain a judgment against us. Any such judgment may be found to be pari passu with the claims of the holders of the Notes. In the event a judgment is obtained and remains unpaid, or the preferred stock is paid in violation of our bank credit facility or in the indenture governing the Notes, we would be in default under our bank credit facility and the Notes and we could be obligated to repay the obligations under our bank credit facility, if accelerated, and the Notes, if accelerated. We may not have sufficient funds at that time to pay all of our obligations in such event.

  Subordination--The right to receive payment on any subordinated debt securities we may issue and the guarantees thereunder will be junior to all of our senior debt and all of the senior debt of our guarantors.

   Unless we inform you otherwise in the applicable prospectus supplement, any subordinated debt securities we may issue will be general unsecured obligations, junior in right of payment to all of our existing and future senior debt and to that of each guarantor, including obligations under our bank credit facility. Any subordinated debt securities we issue may not be secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors have now including all of the borrowings under our bank credit facility, or may incur in the future to the extent of the value of the assets securing that debt.

   In the event that Entravision or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the senior debt and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, before any payment may be made with respect to any subordinated debt securities we issue or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on our debt securities. As a result, holders of our debt securities may receive less, proportionally, than the holders of debt senior to any subordinated debt securities we may issue and the guarantees. The subordination provisions of the documents governing any subordinated debt securities we may issue may also provide that we can make no payment to the holders of any subordinated debt securities during the continuance of payment defaults on our senior debt, and payments to the holders of any subordinated debt securities may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt.

  The guarantees may be released under certain circumstances.

   Unless we inform you otherwise in the applicable prospectus supplement, any guarantee of a guarantor, if granted, may be released at any time if we sell, exchange or transfer the stock of that guarantor or substantially all of the assets of that guarantor to a non-affiliate. Unless we inform you otherwise in the applicable prospectus supplement, under the indenture governing the debt securities, the net cash proceeds of any asset sale will be required to be applied to the repayment of any indebtedness senior to the debt securities offered hereby or to the purchase of properties and assets for use in our businesses existing on the date of the indenture or reasonably related thereto. Unless we inform you otherwise in the applicable prospectus supplement, any guarantee of any of the guarantors may also be released at such time as such guarantor no longer guarantees any of our other debt.

  If debt securities are guaranteed, they may be guaranteed by less than all of our subsidiaries, and your right to receive payments on guaranteed debt securities could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

   If debt securities are guaranteed by our subsidiaries, they may be guaranteed by less than all of our subsidiaries. If any non-guarantor subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of guaranteed debt securities will be effectively subordinated to all of the liabilities (including grade credit) of our non-guarantor subsidiaries.

  Fraudulent Conveyance Matters--Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of debt securities and require the holders of debt securities to return payments received from guarantors.

   Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of debt securities or a related guarantee could be subordinated to our other debts or other debts of a guarantor if, among other things, we or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or we or the guarantor were engaged in a business or transaction for which our or the guarantors' remaining assets constituted unreasonably small capital, or we or the guarantor intended to incur or believed that we or it would incur, debts beyond our or its ability to pay those debts as they mature. In addition, any payment by us or that guarantor in accordance with its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantors.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or if it could not pay its debts as they become due.

  We depend in large part on the cash flow of our subsidiaries to satisfy our obligations, including obligations under any securities offered by this prospectus.

   A significant amount of our operations are conducted through our direct and indirect wholly-owned subsidiaries, certain of which may guarantee the debt securities offered by this prospectus. We are dependent to a significant degree upon the cash flow of our subsidiaries to meet our obligations. Accordingly, our ability to make interest and principal payments when due to holders of any debt securities offered by this prospectus, or dividend payments or other distributions on any preferred stock offered by this prospectus, and our ability to purchase any securities upon a change of control (if the terms of the debt securities require this) will be dependent upon the receipt of sufficient funds from our subsidiaries, which may be restricted by the terms of existing and future senior indebtedness of our subsidiaries, including the terms of existing and future guarantees of our indebtedness given by our subsidiaries. Unless we inform you otherwise in the applicable prospectus supplement, subordinated debt securities and any subsidiary guarantees effectively will be subordinated to all existing and future senior indebtedness and guarantor senior indebtedness and other liabilities and commitments of our non-guarantor subsidiaries.

  An active trading market may not develop for any of our debt securities. The trading price of our debt may be volatile.

   There is no established trading market for any of our debt securities. Although the purchasers of debt securities may intend to make a market in our debt securities, the purchasers of our debt securities would have no obligation to do so and, if they do so, they may discontinue making a market at any time without notice.

   The liquidity of any market for our debt securities will depend upon the number of holders of our debt securities, our performance, the market for similar securities, the interest of securities dealers in making a market in our debt securities and other factors. A liquid trading market may not develop for our debt securities.

   The trading price of our debt securities could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for non-investment grade securities generally. This volatility may adversely affect the market price of our debt securities.

  We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Notes and any other indenture under which we issue debt, and meet other obligations in certain other agreements to which we are a party.

   If a change of control occurs, the holders of our Notes and, unless we inform you otherwise in the applicable prospectus supplement, the holders of any debt we may issue under this prospectus, will have the right to require us to repurchase any or all of our debt securities, including the Notes, at a price equal to 101% of the principal amount thereof, together with any interest we owe the holders. A change of control may result in an event of default under our bank credit facility and may cause the acceleration of the bank credit facility, in which case we will be required to repay the bank credit facility before we will be able to purchase any of the Notes and other debt securities we may issue. We cannot assure you that we would be able to repay amounts outstanding under the bank credit facility or obtain necessary consents under the facility to purchase the Notes or other debt securities we may issue. Any requirement to offer to purchase any outstanding Notes or other debt securities we may issue may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance this indebtedness, the financing may be on terms unfavorable to us. If we fail to repurchase the Notes and/or other debt securities we may issue tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the indenture governing the Notes and possibly under any other indenture under which we issue debt. In addition, the change of control covenant in the indenture governing the Notes does not does not cover all corporate reorganizations, mergers or similar transactions and may not provide holders of the Notes with protection in a highly leveraged transaction.

   In addition, in the event of a change of control, we are required to make certain payments to holders of shares of our Series A mandatorily redeemable convertible preferred stock.

                                USE OF PROCEEDS

   Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the Registered Securities for general corporate purposes. These purposes may include, but are not limited to:

  .  reduction or refinancing of debt or other obligations;

  .  acquisitions;

  .  capital expenditures; and

  .  working capital.

   Pending any specific application, we may initially invest funds in short-term marketable securities, or apply them to the reduction of short-term indebtedness.

   Subject to the terms of our bank credit facility and the indenture governing the Notes, we may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund our future capital and working capital requirements in excess of internally generated funds.

   We have no commitments or agreements to make any acquisitions as of the date of this prospectus or to engage in any other transaction which would result in the issuance of any Registered Securities to any person.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:

                                                 Fiscal Year Ended
                                                    December 31,
                                              -----------------------
                                              2001 2000 1999 1998 1997
                                              ---- ---- ---- ---- ----
          Ratio of Earnings to Fixed Charges:  (a)  (a)  (a)  (a)  (a)

--------
(a) Earnings were inadequate to cover fixed charges for each of the five years in the period ended December 31, 2001. Additional earnings would have been required to cover fixed charges for each of the five years in the period ended December 31, 2001, in the amount of (in thousands) 2001 $99,186; 2000 $97,530; 1999 $40,116; 1998 $3,492; and 1997 $4,695.

    Earnings available for fixed charges equals loss before income taxes, plus fixed charges and amortization of capitalized interest, less the accretion of preferred stock redemption value and capitalized interest. Fixed charges consist of interest expense (including amortization of debt costs relating to our indebtedness), non-cash interest expense, one-third of rent expense as representative of the interest portion of rentals, capitalized interest, and the accretion of our preferred stock's redemption value.

(b) As of the date of this registration statement, we have no commitments to issue any registered securities. Therefore, for the purposes of this Registration Statement and computation of earnings to fixed charges, the proceeds from the issuance of debt securities are assumed to be utilized for other than reduction or refinancing of debt or other obligations.

                                   DILUTION

   Purchasers of our Class A common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of the shares of Class A common stock will exceed the net tangible book value per share of our common stock after this offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total tangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding on the date the tangible book value is determined. As of December 31, 2001, we had a deficit tangible book value of $281 million, or a deficit of $2.43 per share. Assuming the sale of 34,293,553 shares at an offering price of $14.58 per share, our pro forma net tangible book value as of December 31, 2001 would have been $219 million, or $1.46 per share. This represents an immediate dilution to new investors of $13.12 per share. The following table illustrates this per share dilution:

                                                                  Per Share
                                                                  ---------
    Assumed offering price(1)....................................  $14.58
                                                                   ------
    Deficit tangible book value per share as of December 31, 2001   (2.43)
    Increase per share attributable to new investors(2)..........    3.89
                                                                   ------
    Pro forma tangible book value after this offering............    1.46
                                                                   ------
    Dilution per share to new investors..........................  $13.12
                                                                   ======

--------
(1) Based on the closing price of our Class A common stock on May 3, 2002.

(2) As of the date of this Registration Statement, we have no commitments to make any acquisitions or to engage in any other transaction which would result in the issuance of any registered securities to any person. Therefore, for the purposes of this Registration Statement, we have assumed that the proceeds attributable to new investors will be utilized for the acquisition of tangible assets, working capital or repayment of existing debt. Additionally, the above dilution calculation does not include an estimate of expenses which may be incurred in connection with any such an offering of securities. As a result, these proceeds result in an increase in tangible book value.

                         DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale.

   The following description of our capital stock does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, our Restated Certificate. The Restated Certificate is an exhibit to the registration statement of which this prospectus is a part and is available as set forth under "Where You Can Find More Information."

   Our capital stock consists of (a) 325,000,000 authorized shares of common stock, $0.0001 par value per share, which consists of (i) 260,000,000 shares of Class A common stock, (ii) 40,000,000 shares of Class B common stock and (iii) 25,000,000 shares of Class C common stock, and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share, 11,000,000 shares of which have been designated as Series A mandatorily redeemable convertible preferred stock, of which amount 5,865,102 shares have been issued.

Common Stock

   General. The holders of our Class A common stock, Class B common stock and Class C common stock have the same rights except with respect to voting, convertibility and transfer.

   Dividends. Subject to the right of the holders of any class of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of our common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of our common stock; except with respect to the payment of stock dividends, in which case holders of a specific class of our common stock are entitled to receive only additional shares of that class. We may not reclassify, subdivide or combine shares of any class of our common stock without, at the same time, proportionally reclassifying, subdividing or combining shares of the other classes.

   Voting Rights. Holders of our Class A common stock and Class C common stock are entitled to one vote per share on all matters to be voted on by stockholders, while holders of our Class B common stock are entitled to ten votes per share. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any class of our preferred stock. Univision, as the holder of all of our Class C common stock, is entitled to vote as a separate class to elect two of our directors, and has the right to vote as a class on certain material decisions involving Entravision, including any merger, consolidation or other business combination, any dissolution of Entravision and any transfer of the FCC licenses for any of our Univision-affiliated stations. These special voting rights will terminate upon Univision selling below 30% of its initial ownership level of our Class C common stock.

   Messrs. Ulloa, Wilkinson and Zevnik, as the holders of all of our Class B common stock have entered into a voting agreement in which each of such individuals has agreed, in any election of our directors, to vote the shares of our Class B common stock held by such individual in favor of the director-nominees designated by Messrs. Ulloa and Wilkinson. Under the voting agreement, Messrs. Ulloa, Wilkinson and Zevnik contractually agreed to elect themselves and a representative of TSG Capital Fund III, L.P. as directors of Entravision.

   Liquidation Rights. The holders of each class of our common stock will share equally on a per share basis upon liquidation or dissolution of all of our assets available for distribution to common stockholders.

   Conversion and Transfer. Shares of our Class B common stock will be convertible into shares of our Class A common stock on a share-for-share basis at the option of the holder at any time, or automatically:

  . upon the transfer of such shares to a person or entity which is not a permitted transferee;

  .  upon the death of such holder;

  . when such holder is no longer actively involved in the business of Entravision; or

  . if such holder owns less than 30% of his, her or its initial ownership level.

   In general, permitted transferees will include Messrs. Ulloa, Wilkinson and Zevnik, and any of their respective spouses, legal descendants, adopted children, minor children supported by such holder and controlled entities. In addition, each share of our Class B common stock shall automatically convert into Class A common stock on a share-for-share basis upon the death of the second of Messrs. Ulloa and Wilkinson or when the second of Messrs. Ulloa and Wilkinson ceases to be actively involved in the business of Entravision.

   Shares of our Class C common stock will be convertible into shares of our Class A common stock on a share-for-share basis at the option of the holder at any time or automatically upon the transfer to a person or entity which is not a permitted transferee or if such holder owns less than 30% of its initial ownership level.

   Other Rights. The holders of our common stock have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to these shares.

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Preferred Stock

  Series A mandatorily redeemable convertible preferred stock

   Dividends. The holders of the Series A mandatorily redeemable convertible preferred stock ("Series A preferred stock") have dividends declared at the rate of 8.5% per annum compounded annually. Such dividends accrue and are only payable upon liquidation of Entravision or redemption of the Series A preferred stock, payable in cash. Accrued but unpaid dividends are waived and forgiven upon conversion of the Series A preferred stock into Class A common stock.

   Liquidation Preference. The Series A preferred stock is senior to the rights of each class of our common stock upon liquidation or distribution of our assets in dissolution.

   Voting Rights. The affirmative vote of a majority of the holders of the Series A preferred stock is required to:

  .  issue any equity security that is senior to the Series A preferred stock;

  . amend our Restated Certificate or First Amended and Restated Bylaws, as amended on October 18, 2001 ("Bylaws"), in a manner that adversely affects the rights of the Series A preferred stock; or

  . enter into or engage in any transaction with an affiliate of Entravision or its stockholders not at arms length.

   Redemption. The Series A preferred stock is subject to redemption at the original issue price plus accrued dividends at the option of the holder of the Series A preferred stock for a period of 90 days beginning six years after its issuance and must be redeemed in full ten years after its issuance, on April 19, 2010. The Series A preferred stock, with respect to which the holders thereof do not elect to convert into our common stock, is also fully redeemable at the original issue price plus accrued dividends upon a change in control of Entravision. We have the right to redeem the Series A preferred stock at our option at any time one year after its issuance, provided that the trading price of our Class A common stock equals or exceeds 130% of the initial public offering price of our Class A common stock for 15 consecutive trading days immediately before such redemption.

   Conversion. The Series A preferred stock is convertible into our Class A common stock on a share-for-share basis at the option of the holder at any time.

  Blank-Check Preferred Stock

   The particular terms of any series of preferred stock offered hereby will be set forth in the prospectus supplement relating thereto.

   Our board of directors is empowered, without approval of the stockholders, to cause additional shares of preferred stock to be issued from time to time in one or more series, and the board of directors may fix the number of shares of each series and the designation, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series. The specific matters that our board of directors may determine with respect to additional series of preferred stock include the following:

  .  the number of shares of each series;

  .  the designation of each series;

  .  the rate of any dividends;

  .  whether any dividends shall be cumulative or non-cumulative;

  .  any voting rights;

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

  .  rights and terms of any conversion or exchange;

  . the terms of any redemption, or any sinking fund with respect to any redemption of each series;

  . the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Entravision; and

  .  any other relative rights, privileges and limitations of each series.

   The issuance of additional shares of preferred stock, or the issuance of rights to purchase additional shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block the transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of additional shares of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board of directors is required to make any determination to issue any additional shares of preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board of directors does not, at present, intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Foreign Ownership

   Our Restated Certificate restricts the ownership of our capital stock in accordance with the Communications Act and the rules of the FCC that prohibit direct ownership of more than 20% of our outstanding capital stock (or beneficial ownership of more than 25% of our capital stock through others) by or for the account of aliens, foreign governments or non-U.S. corporations or corporations otherwise subject to control by those persons or entities. Our Restated Certificate also prohibits any transfer of our capital stock which would cause us to violate this prohibition. In addition, our Restated Certificate authorizes our board of directors to adopt other provisions that it deems necessary to enforce these prohibitions.

Delaware Anti-Takeover Law and Charter Provisions

   Provisions of our Restated Certificate are intended to enhance continuity and stability in our board of directors and in our policies, but might have the effect of delaying or preventing a change in control of Entravision and may make the removal of incumbent management more difficult even if the transactions could be beneficial to the interests of stockholders. A summary description of these provisions follows:

   Change in Control. We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock.

   The provisions of Section 203, together with the ability of our board of directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of Entravision. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if this event would be favorable to the interests of stockholders. Our stockholders, by adopting an

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

amendment to our Restated Certificate or our Bylaws, may elect not to be governed by Section 203 effective 12 months after adoption. Neither our Restated Certificate nor our Bylaws currently exclude us from the restrictions imposed by Section 203.

   Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) of the Delaware General Corporation Law ("Section 102(b)") does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Restated Certificate limits the liability of directors to Entravision or its stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

  .  for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors, to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

   Indemnification. As permitted by Delaware law, our Restated Certificate includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  .  for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware law regarding unlawful dividends and stock purchase; or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by Delaware law, our Restated Certificate provides that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as the person being indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was lawful;

  . we are permitted to indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law;

  . we are required to advance expenses to our directors and officers incurred in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; and

  .  the rights conferred in our Restated Certificate are not exclusive.

   In addition, we have entered into indemnification agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of indemnification set

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

forth in our Restated Certificate and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   We maintain directors' and officers' liability insurance.

Registration Rights

   We have entered into an investor rights agreement with all of the holders of restricted stock at the time of our IPO and with the former stockholders of Z-Spanish Media Corporation that received Entravision stock in connection with our acquisition of Z-Spanish Media Corporation. The investor rights agreement provides these stockholders with rights to require us to register their stock with the Commission upon certain conditions.

   We have also entered into an investor rights agreement with TSG Capital Fund III, L.P. that provides TSG Capital Fund III, L.P. with rights to require us to register its shares of Series A preferred stock (upon conversion into Class A common stock) with the Commission upon certain conditions. Darryl Thompson, one of our directors, is also a principal of TSG Capital Fund III, L.P.

Transfer Agent and Registrar

   The transfer agent and registrar for our stock is Mellon Investor Services
LLC.

Listing

   Our Class A common stock is traded on The New York Stock Exchange under the trading symbol "EVC."

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

                        DESCRIPTION OF DEBT SECURITIES

General

   Subject to compliance with our bank credit facility and the indenture governing the Notes, we may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

   The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities.

Terms

   The debt securities will be unsecured obligations.

   The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

   The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section "--Ranking of Debt Securities" below.

   The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

  . the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

  . the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

  . the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

  . if convertible into shares of our Class A common stock or other securities, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of our Class A common stock or other securities for purposes of conversion;

  . the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

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

  . the rate(s) (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

  . the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  . the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

  . the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

  . our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund (as defined in the applicable indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

  . if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  . whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including U.S. Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

  . whether the principal of or interest, if any, on the debt securities of the series are to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

  . provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

  . any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

  . whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

  . the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

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

  . if exchangeable into another series of debt securities, the terms on which such debt securities are exchangeable; and

  . any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

   If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

   The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below.

Denomination, Interest, Registration and Transfer

   We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

   The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

   Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

  . will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for such purpose; and

  . may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

   No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

   The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

   Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provisions described below.

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  Merger, Amalgamation, Consolidation or Sale of Assets

   We may not (1) consolidate or amalgamate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person's properties and assets substantially as an entirety to us unless:

  . in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

  . in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

   If we consolidate with or merge into any other corporation or entity, or convey, transfer or lease all or substantially all of our properties and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for us, and may exercise our rights and powers under the indentures, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

Ranking of Debt Securities

  General

   We currently conduct a significant amount of our operations through our subsidiaries and our subsidiaries generate a significant amount of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are, and will continue to be, a significant source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

  Senior debt securities

   The senior debt securities will be our unsecured unsubordinated obligations and will:

  . rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

  . be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

  .  be effectively subordinated to all of our subsidiaries' indebtedness.

   Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

  Subordinated debt securities

   The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to

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creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due shall be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

   If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character shall be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

   If any other event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of senior indebtedness gives written notice of the event of default to the trustee (a "default notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the "blockage period"), neither we nor any other person on its behalf shall:

  . make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

  . acquire any of the subordinated debt securities for cash, property or otherwise.

   Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness shall be, or be made, the basis for commencement of a second blockage period by the representative of such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

   The subordinated indentures will not restrict the amount of our or our subsidiaries' senior indebtedness or other indebtedness. As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

   "Senior indebtedness," unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

   (1) the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

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(2) all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(3) all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

(4) all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(5) all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us) and

(6) any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

   Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge

   Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

   In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities ("defeasance") or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"):

  . by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

  . after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

  . in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

  . in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

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   Such a trust may only be established if, among other things:

  . the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

  . no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding with respect to us will have occurred and be continuing at any time during the period ending on the 91st day after such date; and

  . we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable supplemental indenture.

   In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

   We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

  . change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

  . reduce the principal amount of, or the rate of interest on, the debt securities;

  . change the currency of payment of principal of or interest on the debt securities;

  . change the redemption provisions, if any, of any debt securities in any manner adverse to the holders of such series of debt securities;

  . impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

  . reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

  . modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

  . in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

  . in the case of any convertible debt securities, adversely affect the right to convert the debt securities into common shares or preference shares in accordance with the provisions of the applicable indenture.

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

   Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

  . without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security; and

  . only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

   We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstance, including:

  .  to cure any ambiguity, omission, defect or inconsistency;

  . to make any change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect.

  . to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

  .  to provide any security for or guarantees of such debt securities;

  .  to add events of default with respect to such debt securities;

  . to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

  . to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act or any requirement of the Commission in connection with the qualification of the applicable indenture under the Trust Indenture Act; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

  . to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  . to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

  . to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

  . to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

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Events of Default and Notice Thereof

   The following events are "events of default" with respect to any series of debt securities issued thereunder:

   (1) failure to pay interest on any debt securities of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund installment);

   (2) failure to perform any other agreement contained in the debt securities of such series or the indenture relating to such series (other than an agreement relating solely to another series of debt securities) for 60 days after notice; and

   (3) certain events of bankruptcy, insolvency or reorganization with respect to us.

   Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

   The trustee under such indenture shall, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We shall certify to the trustee quarterly as to whether any default exists.

   In the case of an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

   In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

   Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

   No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

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

Conversion and Exchange Rights

   The terms and conditions, if any, upon which the debt securities of any series will be convertible into common shares or preference shares or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities.

The Trustee

   We will choose appropriate banks or trust companies to serve as the trustee for each series of debt securities. The trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

   The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

   In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee shall exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

   The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

   We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the "depository") identified in the prospectus supplement relating to such series. Global securities, if any, issued in the U.S. are expected to be deposited with The Depository Trust Company ("DTC"), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

   The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

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

   Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository ("participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

   We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

   So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

   Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any

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

paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

   Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the Commission.

   If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

   All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

                           DESCRIPTION OF GUARANTEES

   Certain of our direct and indirect wholly-owned subsidiaries may guarantee our obligations relating to our debt securities issued under this prospectus.

   The specific terms and provisions of each guarantee, including any provisions relating to the subordination of any guarantee, will be described in the applicable prospectus supplement. The obligations of each guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the purchase of shares of our Class A common stock, shares of preferred stock, any debt securities or junior subordinated debentures. Warrants may be issued independently or together with shares of our Class A common stock, shares of preferred stock, any debt securities or junior subordinated debentures, offered by any prospectus supplement and may be attached to or separate from shares of our Class A common stock, shares of preferred stock or any debt securities or junior subordinated debentures. The warrants will be issued under warrant agreements to be entered into between us and such bank or trust company as is named in the prospectus supplement as warrant agent, relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following description summarizes certain general provisions of the form of warrant agreement to which any prospectus supplement may relate. We will describe the specific terms of any warrants and the extent, if any, to which the general provisions summarized below may apply to any warrants in the prospectus supplement relating to those warrants.

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

General

   If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

  .  the offering price;

  . the currency, currencies or currency units for which warrants may be purchased;

  . the designation, number of shares and terms of our Class A common stock purchasable upon exercise of the common stock warrants and the price at which our shares of Class A common stock may be purchased upon such exercise;

  . the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

  . the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities or junior subordinated debentures purchasable upon exercise of the debt warrants and the price at which the debt securities or junior subordinated debentures may be purchased upon such exercise;

  . if applicable, the designation and terms of our Class A common stock, preferred stock, the debt securities or junior subordinated debentures, with which the warrants are issued and the number of warrants issued with each share of Class A common stock, share of preferred stock, debt security or junior subordinated debenture upon such exercise;

  . if applicable, the date on and after which the warrants and the related Class A common stock, preferred stock, debt securities or junior subordinated debentures, will be separately transferable;

  . the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  .  whether the warrants will be issued in registered or bearer form;

  . a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

  .  any other terms of the warrants.

   Warrants may be exchanged for new warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise of the warrants, including the right to receive payments of dividends, if any, on our Class A common stock or the preferred stock purchasable upon the exercise or to exercise any applicable right to vote or to receive payments of principal of, any premium on, or any interest on, the debt securities or junior subordinated debentures purchasable upon the exercise or to enforce the covenants in the indenture. If we maintain the ability to reduce the exercise price of any stock warrant and the right is triggered, we will comply with the federal securities laws, including Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent applicable.

Exercise of Warrants

   Each warrant will entitle the holder to purchase a number of shares of our Class A common stock or preferred stock, a principal amount of debt securities or junior subordinated debentures at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which we may extend the expiration date, any unexercised warrants will become void.

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

   Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of our Class A common stock or shares of preferred stock, the debt securities or junior subordinated debentures purchasable upon exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver shares of our Class A common stock or shares of preferred stock, the debt securities or junior subordinated debentures purchasable upon exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

   The exercise price payable and the number of shares of our Class A common stock or preferred stock purchasable upon the exercise of each stock warrant may be adjusted to account for certain circumstances, including the issuance of a stock dividend to holders of our Class A common stock or preferred stock, respectively, or a combination, subdivision or reclassification of our Class A common stock or preferred stock, respectively. In lieu of adjusting the number of shares of our Class A common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon the exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our Class A common stock or preferred stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

   Holders of stock warrants will not be entitled, by virtue of holding stock warrants, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of Entravision's directors or any other matter, or to exercise any rights whatsoever as stockholders.

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                             PLAN OF DISTRIBUTION

   We may sell the Registered Securities:

  .  through underwriters or dealers;

  .  directly to one or more purchasers;

  .  through agents; or

  .  through a combination of the foregoing methods of sale.

   A prospectus supplement will set forth the terms of the offering of the Registered Securities offered thereby, including the name or names of any underwriters, the purchase price of the Registered Securities, and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which our Class A common stock or other Registered Securities may be listed. Only underwriters so named in such prospectus supplement are deemed to be underwriters in connection with the Registered Securities offered thereby.

   We may distribute the Registered Securities from time to time in one or more transactions:

  .  at a fixed price or prices, which may be changed;

  .  at market prices prevailing at the time of sale;

  .  at prices related to such prevailing market prices; or

  .  at negotiated prices.

   We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

   We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

   We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the Registration Statement of which this prospectus forms a part, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company, in the ordinary course of business.

                                 LEGAL MATTERS

   The law firm of Foley & Lardner will pass upon certain legal matters relating to the validity of the securities offered by this prospectus. A partner of Foley & Lardner holds 14,450 shares of our Class A common stock and was granted an option to purchase 50,000 shares of our Class A common stock.

                                    EXPERTS

   Our consolidated financial statements, appearing in our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report included therein and incorporated in this prospectus by reference. The consolidated financial statements are incorporated in this prospectus in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Exchange Act and, in accordance with it, are required to file reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We electronically file reports, proxy and information statements, and other information with the Commission. The Commission maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov.

   The Commission allows us to "incorporate by reference" in this prospectus certain information which we file with the Commission. This means we can fulfill our obligations to provide you with certain important information by referring you to other documents which we have filed with the Commission. The information which is incorporated by reference is an important part of this prospectus.

   We are incorporating by reference in this prospectus the following documents which we have filed, or may later file, with the Commission under the Exchange Act. The information we file with the Commission later will automatically update and supersede the present information.

   (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (SEC File No. 001-15997), which includes audited financial statements as of and for the fiscal year ended December 31, 2001.


   (b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (SEC File No. 001-15997).



   (c) All other reports which we filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.



   (d) The description of our Class A common stock in our Registration Statement on Form 8-A (SEC File No. 001-15997) filed with the Commission on July 20, 2000 pursuant to Section 12 of the Exchange Act, which, in turn, incorporated such description by reference to page 78 of our Preliminary Prospectus dated April 20, 2000, filed with the Commission on April 21, 2000, as part of our Registration Statement on Form S-1 (SEC File No. 333-35336), and any amendments or reports filed to update the description.


   All documents which we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering shall be deemed to be incorporated by reference into this prospectus. We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus but which is not delivered with this prospectus.

   This prospectus is part of a Registration Statement on Form S-3 that has been filed with the Commission. It does not include all of the information that is in the Registration Statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

   We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the documents. Any such requests should be directed to:

                                General Counsel
                    Entravision Communications Corporation
                    2425 Olympic Boulevard, Suite 6000 West
                        Santa Monica, California 90404
                                (310) 447-3870

   You should rely only on the information in this prospectus or any prospectus supplement or incorporated by reference in either of them. We have not authorized anyone else to provide you with different information. Offers of the Registered Securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

   We maintain a website at http://www.entravision.com.

================================================================================

                               -----------------

   No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Entravision Communications Corporation or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, securities in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Entravision Communications Corporation after the date of this prospectus.

                               -----------------

                                 $500,000,000

                          ENTRAVISION COMMUNICATIONS
                                  CORPORATION

                             CLASS A COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                   WARRANTS

                               -----------------

                                  PROSPECTUS

                               -----------------


                                          , 2002




================================================================================

                                    PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth an itemized estimate of fees and expenses (other than the Commission registration fee which is not an estimate), excluding underwriting discounts and commissions, payable in connection with the offering described in this Registration Statement. All such fees and expenses will be borne by Entravision.

          Securities and Exchange Commission registration fee $ 46,000
          Counsel fees and expenses..........................  100,000
          Accounting fees and expenses.......................   50,000
          Blue Sky fees and expenses.........................   15,000
          Transfer agent and registrar fees..................    3,500
          Miscellaneous......................................   10,500
                                                              --------
             Total........................................... $225,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Registrants Incorporated or Organized Under Delaware Law

   Entravision Communications Corporation, Arizona Radio, Inc., Embarcadero Media, Inc., Entravision-Texas L.P., Inc., Latin Communications Inc., Latin Communications EXCL Inc., Latin Communications Group Inc., Los Cerezos Television Company, Personal Achievement Radio, Inc., VEA Acquisition Corp., Vista Media Group, Inc., Vista Media Group of New York, Inc., Vista Outdoor Advertising, Inc. (N.Y.), Vista Outdoor Advertising, Inc. (CAL.), Z-Spanish Media Corporation and WLQY Broadcasting, Inc. are incorporated under the laws of the State of Delaware.

   Section 145 of the Delaware General Corporation Law ("Section 145"), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

   Entravision's Restated Certificate provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director, except for (i) liability resulting from a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) a transaction from which the director derived an improper personal benefit.

   Entravision's Restated Certificate also provides mandatory indemnification for the benefit of our directors and officers and discretionary indemnification for the benefit of our employees and agents, in each instance to the fullest extent permitted by Delaware law, as it may be amended from time to time. In addition, we have entered into individual indemnification agreements with each of our directors and officers providing additional indemnification benefits. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We provide directors' and officers' liability insurance coverage for our directors and officers.

   The articles of incorporation and/or bylaws of each of Arizona Radio, Inc., Embarcadero Media, Inc., Entravision-Texas L.P., Inc., Latin Communications Inc., Latin Communications EXCL Inc., Latin Communications Group Inc., Los Cerezos Television Company, Personal Achievement Radio, Inc., VEA Acquisition Corp., Vista Media Group, Inc., Vista Media Group of New York, Inc., Vista Outdoor Advertising, Inc. (N.Y.), Vista Outdoor Advertising, Inc. (CAL.) and Z-Spanish Media Corporation provide that the company shall indemnify its directors and officers to the fullest extent permitted by applicable law. The bylaws of WLQY Broadcasting, Inc. provide that the company shall indemnify its directors and officers to the fullest extent permitted by applicable law, except as to (i) amounts paid in settlement or other disposition of any action, suit or proceeding instituted by or in right of the company, (ii) matters of negligence or misconduct in the performance of duties owed to the company or
(iii) criminal matters.

   Entravision-Texas G.P., LLC, Entravision Communications Company, L.L.C., Entravision Communications Of Midland, LLC, Entravision, L.L.C. and Entravision-El Paso, L.L.C. are organized as limited liability companies under the laws of the State of Delaware.

   Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company, subject to any standards and restrictions in its limited liability company agreement, may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands.

   The operating agreement and/or the certificate of formation of each of Entravision-Texas G.P., LLC, Entravision Communications Company, L.L.C., Entravision Communications Of Midland, LLC, Entravision, L.L.C. and Entravision-El Paso, L.L.C. provides that the company shall indemnify its members, managers or officers to the fullest extent permitted by applicable law. The operating agreement of Entravision Communications Of Midland, LLC provides that the company shall indemnify its members, managers or officers to the extent not inconsistent with applicable law. The operating agreement of Entravision Communications Company, L.L.C. provides that the company shall indemnify its members, managers or officers under applicable law.

  Registrants Incorporated Under Arizona Law

   Glendale Broadcasting, Inc., KZLZ Broadcasting, Inc., KZPZ Broadcasting, Inc. and KZPZ License Corporation are incorporated under the laws of the State of Arizona.

   Section 10-851 of the Arizona Business Corporation Act (the "Arizona Act") permits indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation's articles of incorporation or bylaws, only if a majority of the corporation's disinterested directors, independent legal counsel, or the shareholders find (i) that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation's best interests (in the case of conduct in an "official capacity" with the corporation) or (ii) that the conduct was at least not opposed to the corporation's best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such individuals. Indemnification under the Arizona Act is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, the Arizona Act requires Arizona corporations to indemnify any "outside director" (a director who is not an officer, employee, or holder of five percent or more of any class of the corporation's stock) against liability unless the corporation's articles of incorporation limit such indemnification, the outside director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper personal benefit to the director, or a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. A court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this paragraph.

   The articles of incorporation and bylaws of each of Glendale Broadcasting, Inc., KZLZ Broadcasting, Inc., KZPZ Broadcasting, Inc. and KZPZ License Corporation provide that the company shall indemnify its directors and officers in circumstances in which indemnification is permitted by law.

  Registrants Incorporated Under California Law

   Entravision San Diego, Inc., The Community Broadcasting Company of San Diego, Incorporated, EMI Sacramento Radio, Inc., EMI Los Angeles Radio, Inc., NEWKKSJ, Inc., Norte Broadcasting, Inc., Oroville Radio, Inc., Pacifico Broadcasting, Inc., Riverside Radio, Inc., Sur Broadcasting, Inc., KHZZ Broadcasting, Inc., KPPC Radio, Inc., KZCO Broadcasting, Inc., KZFO Broadcasting, Inc., KZMS Broadcasting, Inc., KZSL Broadcasting, Inc., KZST Broadcasting, Inc., Vista Television, Inc. and Channel Fifty Seven, Inc. are incorporated under the laws of the State of California.

   Section 317 of the General Corporation Law of California provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than in an action by or in the right of the corporation to obtain a favorable judgment for itself, by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred in connection with the proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct was unlawful. In the case of suits by or on behalf of a corporation to obtain a judgment in its favor, a corporation has the power to indemnify any person who was or is a party or is threatened to made a party to such proceeding by reason of the fact that the person is or was the corporation's agent, against expenses actually and reasonably incurred, if the person acted in good faith in a manner the person believed to be in the best interests of the corporation and its shareholders, except that no such indemnification may be made for claims as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation, unless and then only to the extent a court determines otherwise.

   Section 204 of the General Corporation Law of California provides that a corporation may in its articles of incorporation provide for the indemnification by the corporation of directors and officers while acting in their capacities as such but not involving a breach of duty to the corporation and its shareholders. Such a provision in the articles of incorporation is construed to be a provision for indemnification under both Sections 204 and 317 of the General Corporation Law of California.

   The articles of incorporation of each of The Community Broadcasting Company of San Diego, Incorporated, EMI Sacramento Radio, Inc., EMI Los Angeles Radio, Inc., NEWKKSJ, Inc., Norte Broadcasting, Inc., Pacifico Broadcasting, Inc., Riverside Radio, Inc., Sur Broadcasting, Inc., KHZZ Broadcasting, Inc.,
KZCO Broadcasting, Inc., KZFO Broadcasting, Inc., KZMS Broadcasting, Inc., KZSL Broadcasting, Inc., Vista Television, Inc., KZST Broadcasting, Inc. and Channel Fifty Seven, Inc. provide that the company shall indemnify its directors and officers to the fullest extent permitted by applicable law. The bylaws of Entravision San Diego, Inc. provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law. Neither the articles of incorporation nor the bylaws of each KPPC Radio, Inc. and Oroville Radio, Inc. contain provisions specifically addressing the indemnification of directors or officers of the company.

  Registrants Incorporated Under Colorado Law

   Aspen FM, Inc. is incorporated under the laws of the State of Colorado.

   Section 7-108-402 of the Colorado Business Corporation Act (the "Colorado Act") provides that a corporation may, in its articles of incorporation, eliminate or limit the personal liability of a director or officer if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation (in the case of conduct in an "official capacity" with the corporation) or that the conduct was at least not opposed to the corporation's best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such individuals. Indemnification under the Colorado Act is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

   Neither the articles of incorporation nor the bylaws of Aspen FM, Inc. contain provisions specifically addressing the indemnification of directors or officers of the company.

  Registrants Incorporated Under Illinois Law

   EXCL Holdings, Inc., EXCL Communications, Inc., Metro Mix, Inc., Norte Broadcasting of Colorado, Inc., Sur Broadcasting of Colorado, Inc., WRZA Broadcasting, Inc. and WZCO Broadcasting, Inc. are incorporated under the laws of the State of Illinois.

   Section 8.75 of the Illinois Business Corporation Act of 1983 ("Section 8.75") permits, and in some circumstances requires, indemnification of officers, directors and employees, subject to the procedures and limitations stated therein, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding to which such person is made a party or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of an Illinois corporation, or serving or having served at the request of an Illinois corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if (i) s/he acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, s/he reasonably believed his or her conduct was in the best interests of the corporation or, in all other cases, s/he reasonably believed his or her conduct was at least not opposed to the best interests of the corporation (or with respect to an employee benefit plan, s/he reasonably believed his or her conduct was in the interests of the participants in and beneficiaries of the plan) and (iii) with respect to any criminal action or proceeding, s/he had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

   Section 8.75 further provides that indemnification is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and that such indemnification shall continue as to a director, officer, employee or agent of an Illinois corporation who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

   The articles of incorporation and/or bylaws of each of EXCL Holdings, Inc., EXCL Communications, Inc., Metro Mix, Inc., Norte Broadcasting of Colorado, Inc., Sur Broadcasting of Colorado, Inc., WRZA Broadcasting, Inc. and WZCO Broadcasting, Inc. provide that the company shall indemnify its directors and officers to the fullest extent permitted by applicable law.

  Registrants Incorporated Under Indiana Law

   New WNDZ, Inc. is incorporated under the laws of the State of Indiana.

   Section 23-1-37-8 of the Indiana Code (the "Indiana Act") provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed that, in the case of conduct in the individual's official capacity with the corporation, his or her conduct was in the best interests of the corporation and, in all other cases, his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of a criminal proceeding, that the director either had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the required standard of conduct. Section 23-1-37-9 of the Indiana Act requires a corporation, unless limited by its articles of incorporation, to indemnify a director who has been wholly successful on the merits or otherwise in the defense of a proceeding against reasonable expenses (including counsel fees) so incurred.

   Section 23-1-37-10 of the Indiana Act authorizes a corporation to pay for or reimburse the reasonable expenses (including counsel fees) incurred by a director in advance of final disposition of a proceeding upon (i) a determination that, in light of the facts then known, indemnification is permissible, (ii) receipt by the corporation of a written affirmation by the director of his or her good faith belief that the required standard of conduct has been met and (iii) receipt by the corporation of a written undertaking by the director to repay any such advance if it is ultimately determined that the director did not meet the required standard of conduct.

   Pursuant to Section 23-1-37-11 of the Indiana Act, a director may apply for indemnification to a court of competent jurisdiction. Also, pursuant to Section 23-1-37-13 of the Indiana Act, an officer is entitled to mandatory indemnification under Section 23-1-37-9 of the Indiana Act, and to apply for court-ordered indemnification under Section 23-1-37-11 of the Indiana Act to the same extent as a director.

   A corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Pursuant to Section 23-1-37-14 of the Indiana Act, a corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation, whether or not the corporation would have power by statute to indemnify the individual against the same liability. Section 23-1-37-15 of the Indiana Act provides that the statutory provisions do not exclude any other rights to indemnification and advance for expenses that a person may otherwise have.

   The articles of incorporation of New WNDZ, Inc. provide that the company shall indemnify its directors and officers to the fullest extent permitted by applicable law.

  Registrants Incorporated Under Nevada Law

   Meridian Communications Company, Norte Broadcasting of Nevada, Inc., Radio Exito, Inc. and Sextant Broadcasting Company are incorporated under the laws of the State of Nevada.

   Section 78.037 of the Nevada Revised Statutes provides generally that the articles of incorporation of a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for damages for breach of fiduciary duty as a director other than acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. A Nevada corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that s/he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he acted in good faith and in a manner which s/he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that s/he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if s/he acted in good faith and in a manner which s/he reasonably believed to be in or not opposed to the best interests of the corporation.

   Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise, the corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense of an action or suit.

   The articles of incorporation of each of Meridian Communications Company, Norte Broadcasting of Nevada, Inc. and Sextant Broadcasting Company provide that the company shall indemnify its directors and officers to the fullest extent permitted by applicable law. Neither the articles of incorporation nor the bylaws of Radio Exito, Inc. contain provisions specifically addressing the indemnification of directors or officers of the company.

  Registrants Incorporated Under New Mexico Law

   Norte Broadcasting of New Mexico, Inc. and SUR Broadcasting of New Mexico, Inc. are incorporated under the laws of the State of New Mexico.

   Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico (the "New Mexico Act") provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if (i) the person acted in good faith, (ii) the person reasonably believed: (a) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in its best interests; and (b) in all other cases, that the person's conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1.

   Unless limited by its articles of incorporation, a corporation has (i) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute and (ii) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. Section 53-11-4.1 of the New Mexico Act provides that indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the by-laws, an agreement, a resolution of shareholders or directors or otherwise.

   Neither the articles of incorporation nor the bylaws of each of Norte Broadcasting of New Mexico, Inc. and SUR Broadcasting of New Mexico, Inc. contain provisions specifically addressing the indemnification of directors or officers of the company.

  Registrants Incorporated Under New York Law

   Sale Point Posters, Inc. and Seaboard Outdoor Advertising Co., Inc. are incorporated under the laws of the State of New York .

   Sections 722 through 726 of the New York Business Corporation Law (the "New York Act") (i) grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (ii) give a director or officer who successfully defends an action the right to be so indemnified and (iii) permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or otherwise. Section 402(b) of the New York Act permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, improper purchase of the shares of the corporation, improper distribution of assets to shareholders after dissolution of the corporation and improper making of any loan or (iv) for any transaction from which the director receives an improper personal benefit or other advantage.

   The bylaws of each of Sale Point Posters, Inc. and Seaboard Outdoor Advertising Co., Inc. provide that the company shall indemnify its directors and officers to the fullest extent permitted by New York law.

  Registrants Incorporated or Organized Under Texas Law

   KTLR Broadcasting, Inc. is incorporated under the laws of the State of Texas.

   The Texas Business Corporation Act permits, and in some cases requires, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses under certain circumstances. Article 2.02-1 of the Texas Business Corporation Act provides that each director and officer may be indemnified by the corporation against reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which that person is involved by reason of the fact that that person is or was a director or officer of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe that his or her conduct was unlawful.

   The bylaws of KTLR Broadcasting, Inc. provide that the company shall indemnify its directors and officers except for actions, suits or proceedings instituted by or in right of the company and except as to matters in which the director of officer was liable for negligence or misconduct in the performance of duties to the company.

   Entravision-Texas Limited Partnership is organized as a limited partnership under the laws of the State of Texas.

   Section 11.02 of the Texas Revised Limited Partnership Act (the "Texas Act") provides that, if provided in a written partnership agreement, a limited partnership may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a general partner only if it is determined in accordance that the person (i) acted in good faith, (ii) reasonably believed: (a) in the case of conduct in the person's official capacity as a general partner of the limited partnership, that the person's conduct was in the limited partnership's best interests; and
(b) in all other cases, that the person's conduct was at least not opposed to the limited partnership's best interests and (iii) in the case of a criminal proceeding, had no reasonable cause to believe that the person's conduct was unlawful. Except as set forth below, a general partner may not be indemnified under Section 11.02 of the Texas Act with respect to a proceeding in which: (1) the person is found liable on the basis that the person improperly received personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity or (2) the person is found liable to the limited partnership or the limited partners. The termination of a proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent does not alone determine that the person did not meet the requirements provided by Section 11.02 of the Texas Act. A person is considered to have been found liable in relation to any claim, issue, or matter only if the person has been adjudged liable by a court of competent jurisdiction and all appeals have been exhausted. A general partner may be indemnified under
Section 11.02 of the Texas Act against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, except that if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that the person improperly received personal benefit, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (ii) shall not be made in relation to a proceeding in which the person has been found liable for willful or intentional misconduct in the performance of the person's duty to the limited partnership or the limited partners. A determination that indemnification is permissible under Section 11.02 of the Texas Act must be made (i) by a majority vote of a quorum consisting of general partners who at the time of the vote are not named defendants or respondents in the proceeding,
(ii) by special legal counsel selected by the general partners by majority vote of all general partners or (iii) by a majority in interest of the limited partners in a vote that excludes the interests held by general partners who are named defendants or respondents in the proceeding. A limited partnership shall indemnify a general partner against reasonable expenses incurred by the general partner in connection with a proceeding in which the general partner is a named defendant or respondent because the general partner is or was a general partner if the general partner has been wholly successful, on the merits or otherwise, in the defense of the proceeding. If, in a suit for the mandatory indemnification required by Section 11.08 of the Texas Act, a court of competent jurisdiction determines that the general partner is entitled to indemnification under that section, the court shall order indemnification and shall award to the general partner the expenses incurred in securing the indemnification.

   A limited partnership may indemnify and advance expenses to a limited partner, employee, or agent of the limited partnership to the same extent that it may indemnify and advance expenses to a general partner under the Act. A limited partnership may also indemnify and advance expenses to persons who are not or were not limited partners, employees, or agents of the limited partnership but who are or were serving at the request of the limited partnership as a representative of another enterprise to the same extent that it may indemnify and advance expenses to a general partner under this article. A limited partnership may further indemnify and advance expenses to a limited partner, employee, agent, or person identified above and who is not a general partner, to the extent, consistent with law, provided by its partnership agreement, by general or specific action of its general partner, by contract, or as permitted or required by common law.

   Except as otherwise provided by the Texas Act, and unless otherwise provided by the partnership agreement, a limited partnership may purchase and maintain insurance or another arrangement on behalf of any person described above against any liability asserted against the person and incurred by the person in that capacity or arising out of the person's status in that capacity, regardless of whether the limited partnership would have the power to indemnify the person against that liability under the Texas Act.

   The limited partnership agreement of Entravision-Texas Limited Partnership provides that general partners shall be indemnified, except where a general partner is guilty of fraud, bad faith, negligence or other breach of fiduciary duty.

  Registrants Incorporated Under Washington Law

   Portland Radio Inc. is incorporated under the laws of the State of Washington.

   Section 23B.08.500 of the Washington Business Corporation Act provides that, except as provided below, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual acted in good faith and (ii) the individual reasonably believed: (1) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and (2) in all other cases, that the individual's conduct was at least not opposed to its best interests and (iii) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section. A corporation may not indemnify a director under this section (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   The articles of incorporation and the bylaws of Portland Radio Inc. provide that the company shall indemnify its directors and officers to the fullest extent permitted by Washington law.

ITEM 16.  EXHIBITS


   See the Exhibit Index included in this Amendment No. 1 to the Registration Statement, which is incorporated herein by reference.


ITEM 17.  UNDERTAKINGS

   The registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on May 21, 2002.


                                              ENTRAVISION COMMUNICATIONS
                                              CORPORATION

                                              By:       /s/  WALTER F. ULLOA
                                                  -----------------------------
                                                         Walter F. Ulloa
                                                  Chairman and Chief Executive
                                                             Officer

                                        ENTRAVISION-TEXAS L.P., INC.
                                        LOS CEREZOS TELEVISION COMPANY
                                        ENTRAVISION SAN DIEGO, INC.
                                        THE COMMUNITY BROADCASTING COMPANY
                                          OF SAN DIEGO, INCORPORATED
                                        ARIZONA RADIO, INC.
                                        ASPEN FM, INC.
                                        LATIN COMMUNICATIONS GROUP INC.
                                        LATIN COMMUNICATIONS INC.
                                        VEA ACQUISITION CORP.
                                        LATIN COMMUNICATIONS EXCL INC.
                                        EXCL HOLDINGS, INC.
                                        EXCL COMMUNICATIONS, INC.
                                        EMBARCADERO MEDIA, INC.
                                        EMI SACRAMENTO RADIO, INC.
                                        EMI LOS ANGELES RADIO, INC.
                                        PORTLAND RADIO, INC.
                                        RIVERSIDE RADIO, INC.
                                        MERIDIAN COMMUNICATIONS COMPANY
                                        SEXTANT BROADCASTING COMPANY
                                        METRO MIX, INC.
                                        NORTE BROADCASTING, INC.
                                        NORTE BROADCASTING OF COLORADO, INC.
                                        NORTE BROADCASTING OF NEW MEXICO, INC.
                                        NORTE BROADCASTING OF NEVADA, INC.
                                        PACIFICO BROADCASTING, INC.

                                              RADIO EXITO, INC.
                                              SUR BROADCASTING, INC.
                                              SUR BROADCASTING OF COLORADO, INC.
                                              SUR BROADCASTING OF NEW MEXICO,
                                              INC.
                                              Z-SPANISH MEDIA CORPORATION
                                              NEW WNDZ, INC.
                                              NEWKKSJ, INC.
                                              PERSONAL ACHIEVEMENT RADIO, INC.
                                              KPPC RADIO, INC.
                                              WZCO BROADCASTING, INC.
                                              WRZA BROADCASTING, INC.
                                              KZLZ BROADCASTING, INC.
                                              KZFO BROADCASTING, INC.
                                              KZPZ BROADCASTING, INC.
                                              KZPZ LICENSE CORPORATION
                                              KZMS BROADCASTING, INC.
                                              KZCO BROADCASTING, INC.
                                              OROVILLE RADIO, INC.
                                              KZST BROADCASTING, INC.
                                              KTLR BROADCASTING, INC.
                                              KZSL BROADCASTING, INC.
                                              KHZZ BROADCASTING, INC.
                                              WLQY BROADCASTING, INC.
                                              GLENDALE BROADCASTING, INC.
                                              VISTA MEDIA GROUP, INC.
                                              VISTA MEDIA GROUP OF NEW YORK,
                                              INC.
                                              SEABOARD OUTDOOR ADVERTISING CO.,
                                              INC.
                                              SALE POINT POSTERS, INC.
                                              VISTA OUTDOOR ADVERTISING, INC.
                                              (N.Y.)
                                              VISTA OUTDOOR ADVERTISING, INC.
                                              (CAL.)
                                              VISTA TELEVISION, INC.
                                              CHANNEL FIFTY SEVEN, INC.


                                              By:     /s/  Walter F. Ulloa
                                                  -----------------------------
                                                         Walter F. Ulloa
                                                  Chairman and Chief Executive
                                                             Officer

                               ENTRAVISION-TEXAS LIMITED
                               PARTNERSHIP

                               By:      Entravision-Texas G.P., LLC
                               Its:     General Partner

                               By:           /s/ WALTER F. ULLOA
                                        -----------------------------
                                               Walter F. Ulloa
                                                   Manager


                               ENTRAVISION-TEXAS G.P., LLC
                               ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.
                               ENTRAVISION COMMUNICATIONS OF MIDLAND, LLC
                               ENTRAVISION, L.L.C.
                               ENTRAVISION-EL PASO, L.L.C.


                               By:           /s/ WALTER F. ULLOA
                                        -----------------------------
                                               Walter F. Ulloa
                                                   Manager

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


          Signature                        Title                  Date
          ---------                        -----                  ----

    /s/  WALTER F. ULLOA       Chairman, Chief Executive      May 21, 2002
-----------------------------    Officer, Director and
       Walter F. Ulloa           Manager (principal
                                 executive
                                 officer)(1)(2)(3)(4)(5)

  /s/  PHILIP C. WILKINSON*    President, Chief Operating     May 21, 2002
-----------------------------    Officer, Director and
     Philip C. Wilkinson         Manager(1)(2)(3)(4)(5)

    /s/  JEANETTE TULLY*       Executive Vice President,      May 21, 2002
-----------------------------    Treasurer and Chief
       Jeanette Tully            Financial Officer
                                 (principal financial
                                 officer and principal
                                 accounting officer)(1)(3)

    /s/  PAUL A. ZEVNIK*       Secretary, Director and        May 21, 2002
-----------------------------    Manager
       Paul A. Zevnik          (1)(3)(4)(5)

  /s/  DARRYL B. THOMPSON*     Director(1)                    May 21, 2002
-----------------------------
     Darryl B. Thompson

   /s/  AMADOR S. BUSTOS*      Director(1)                    May 21, 2002
-----------------------------
      Amador S. Bustos

   /s/  ANDREW W. HOBSON*      Director(1)                    May 21, 2002
-----------------------------
      Andrew W. Hobson

  /s/  MICHAEL D. WORTSMAN*    Director(1)                    May 21, 2002
-----------------------------
     Michael D. Wortsman

   /s/  MICHAEL S. ROSEN*      Director(1)                    May 21, 2002
-----------------------------
      Michael S. Rosen

   /s/  ESTEBAN E. TORRES*     Director(1)                    May 21, 2002
-----------------------------
      Esteban E. Torres

 /s/  PATRICIA DIAZ DENNIS*    Director(1)                    May 21, 2002
-----------------------------
    Patricia Diaz Dennis



*By Walter F. Ulloa, attorney-in-fact

--------
(1) Director of Entravision Communications Corporation.
(2) For Registrants that are corporations, other than Entravision Communications Corporation, Walter F. Ulloa and Philip C. Wilkinson are executing as the sole directors of each corporation.
(3) For all Registrants, each person is executing in his or her capacity as the listed executive officer.
(4) For Registrants that are limited liability companies, other than Entravision Communications Company, L.L.C., Walter F. Ulloa and Philip C. Wilkinson are executing as the sole Managers of each limited liability company.
(5) For Entravision Communications Company, L.L.C., Walter F. Ulloa, Philip C. Wilkinson and Paul A. Zevnik are executing as sole Managers and the sole members of the Executive Committee of that entity.

                                 EXHIBIT INDEX



Exhibit No. Description
----------- -----------
  1.1(2)    Form of Underwriting Agreement

  4.1(4)    First Restated Certificate of Incorporation

  4.2(5)    Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock

  4.3(6)    First Amended and Restated Bylaws, as amended on October 18, 2001

  4.4(2)    Form of Preferred Stock Certificate

  4.5(1)    Form of Senior Debt Indenture

  4.6(2)    Form of Senior Debt Security

  4.7(1)    Form of Subordinated Debt Indenture

  4.8(2)    Form of Subordinated Debt Security

  4.9(2)    Form of Warrant Agreement

  5(1)      Opinion of Foley & Lardner

  12(1)     Statement Regarding Ratio of Earnings to Fixed Charges

  23.1(1)   Consent of Foley & Lardner

  23.2*     Consent of McGladrey & Pullen, LLP

  24(1)     Power of Attorney

  25.1(3)   Statement of Eligibility on Form T-1 of Trustee under the Senior Debt Indenture

  25.2(3)   Statement of Eligibility on Form T-1 of Trustee under the Subordinated Debt Indenture

--------

 * Filed herewith



(1) Previously filed as an exhibit to our Registration Statement on Form S-3 (SEC File No. 333-87894), filed with the Commission on May 9, 2002.


(2) To be filed either by amendment or as an exhibit to a Current Report on Form 8-K, and incorporated herein by reference.


(3) To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939.


(4) Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on September 15, 2000.


(5) Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 28, 2001.


(6) Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on March 26, 2002.